Exhibit 10.1

$1,850,000,000

CREDIT AGREEMENT

among

PPL ENERGY SUPPLY, LLC

(to be renamed TALEN ENERGY SUPPLY, LLC),

VARIOUS LENDERS,

and

CITIBANK, N.A.,

as ADMINISTRATIVE AGENT

Dated as of June 1, 2015

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

BNP PARIBAS SECURITIES CORP.,

CREDIT SUISSE SECURITIES (USA) LLC,

RBC CAPITAL MARKETS1,

and

BANK OF TOKYO-MITSUBISHI UFJ LTD.

as JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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-ii-

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SCHEDULE 1.01(a)	Lender Addresses
SCHEDULE 1.01(b)	Commitments
SCHEDULE 1.01(c)	Additional Specified Dispositions
SCHEDULE 1.01(d)	Additional EBITDA Adjustments
SCHEDULE 2.18	[Reserved]
SCHEDULE 3.09	Existing Letters of Credit
SCHEDULE 8.10	Plans
SCHEDULE 8.12	Real Property
SCHEDULE 8.13	Subsidiaries
SCHEDULE 8.16	Environmental Matters
SCHEDULE 10.01	Liens
SCHEDULE 10.04	Indebtedness
SCHEDULE 13.16	Post-Closing Matters

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D-1	Form of U.S. Tax Compliance Certificate
EXHIBIT D-2	Form of U.S. Tax Compliance Certificate
EXHIBIT D-3	Form of U.S. Tax Compliance Certificate
EXHIBIT D-4	Form of U.S. Tax Compliance Certificate
EXHIBIT E	Form of Guarantee and Collateral Agreement
EXHIBIT F	Form of Solvency Certificate
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT I	Form of First Lien Intercreditor Agreement
EXHIBIT J	Form of Junior Lien Intercreditor Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 1, 2015 among PPL ENERGY SUPPLY, LLC (to be renamed TALEN ENERGY SUPPLY, LLC) (the “Borrower”), a Delaware limited liability company, CITIBANK, N.A., as administrative agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as collateral trustee (in such capacity, including any permitted successor thereto, the “Collateral Trustee”) under the Credit Documents (as defined below), and each Lender and each Issuing Lender (such terms having the meanings assigned in Section 1 hereto) from time to time party hereto.

WHEREAS, the Borrower has requested the Lenders to provide a $1,850,000,000 Senior Secured Revolving Credit Facility (the “Credit Facility”), the proceeds of which would be used by the Borrower to finance a portion of the Transaction Expenses (as defined below) on the Closing Date (as defined below) and on and after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other investments, restricted payments and any other purpose not prohibited by this Agreement).

WHEREAS, the Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Change” shall have the meaning provided in Section 1.07.

“Acquired Debt” shall mean, with respect to any specified Person:

(a) Indebtedness of any other Person or asset existing at the time such other Person or asset is merged with or into, is acquired by, or became a Restricted Subsidiary of such specified Person, as the case may be, whether or not such Indebtedness is incurred in connection with, or in contemplation of, or to finance, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall mean, at any time, any bank, other financial institution or debt provider that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Facility in accordance with Section 2.15 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned), in each case to the extent any such consent would be required from the Administrative Agent, Swingline Lender and each Issuing Lender under Section 13.04(c) for an assignment of Loans to such Additional Lender.

“Additional Security Documents” shall have the meaning provided in Section 9.10.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement and shall include any permitted successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided however that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extension of credit hereunder, or its actions in connection herewith or any other Credit Document. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning provided in Section 10.06(a).

“Agent” shall mean the Administrative Agent, the Collateral Trustee and any other agent appointed hereunder and each of their respective successors and assigns.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, refinanced or renewed from time to time.

“Applicable Law” shall mean, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property is subject.

“Applicable Margin” shall mean a percentage per annum equal to (i) initially in the case of (A) Initial Revolving Loans maintained as Base Rate Loans and Swingline Loans, 1.25% and (B) initially in the case of Initial Revolving Loans maintained as LIBOR Loans, 2.25%; and (ii) in the case of Unutilized Revolving Loan Commitments attributable to Initial Revolving Loan Commitments, 0.375%. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for Initial Revolving Loans (including Swingline Loans) and Unutilized Revolving Loan Commitments attributable to Initial Revolving Loan Commitments, than that described in the immediately preceding sentence, the Applicable Margins for such Initial Revolving Loans (including Swingline Loans) shall be those set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Total Leverage Ratio	Initial Revolving Loan and Swingline Loan Base Rate Margin	Initial Revolving Loan LIBO Rate Margin
Greater than or equal to 4.00:1.00	1.50%	2.50%

Greater than or equal to 3.00:1.00 but less than 4.00:1.00	1.25%	2.25%

Less than 3.00:1.00	1.00%	2.00%

The Total Leverage Ratio used in a determination of the Applicable Margin shall be determined based on the delivery of the Compliance Certificate required pursuant to Section 9.01(d) to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), for the applicable Fiscal Quarter of the Borrower, which certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Test Period ended immediately prior to delivery of the Compliance Certificate (but determined on a Pro Forma Basis) and the Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences). The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, to the earlier of (x) the date on which the next Compliance Certificate is delivered to the

Administrative Agent, and (y) the date which is 46 days (or 91 days in the case of the fourth Fiscal Quarter of the Borrower) following the last day of the relevant Test Period, at which time, if no Compliance Certificate has been delivered to the Administrative Agent, the Applicable Margins shall be, until such time as the Compliance Certificate is delivered, the highest Applicable Margin set forth in the table above and, from and after the delivery of the Compliance Certificate with respect to such period, at the Applicable Margins as set forth therein. Notwithstanding anything to the contrary contained above in this definition, the Applicable Margins shall be the highest Applicable Margin set forth in the table above at all times during which there shall exist any Event of Default.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Compliance Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest theretofore paid by the Borrower for the relevant period pursuant to Section 2.08(a) and (b) as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.08(a) or (b), as applicable, at the time the interest for such period was required to be paid pursuant to said Section on the same basis as if the Total Leverage Ratio had been accurately set forth in such Compliance Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.08(c) (subject to the proviso below), in accordance with the terms of this Agreement). Such Applicable Margin shall be due and payable on the earlier of (i) the occurrence of a Default or an Event of Default under Section 11.05 and (ii) promptly upon written demand to the Borrower (but in no event later than five (5) Business Days after such written demand); provided that in the case of preceding clause (ii), nonpayment of such Applicable Margin as a result of any inaccuracy shall not constitute a Default or Event of Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the applicable default rate), at any time prior to the date that is five (5) Business Days after such written demand to the Borrower.

The Applicable Margins with respect to any Revolving Loans other than Initial Revolving Loans shall be determined in accordance with the relevant provisions of this Agreement, and shall utilize the rules provided above to the extent specified in the respective Incremental Amendment, Extension or Refinancing Amendment, as applicable.

“Approved Fund” shall mean any Fund that is administered, advised or managed by a Lender or an Affiliate of the entity that administers, advises or manages any Fund that is a Lender.

“Arrangers” shall mean, collectively, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC and RBC Capital Markets.

“Asset Sale” shall mean (a) the sale, lease (other than an operating lease), conveyance or other disposition of any assets or property other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 10.02 and not by Section 10.08 and (b) the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries or the sale of Equity Interests in any of the Borrower’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i) any single transaction or series of related transactions for which the Borrower or its Restricted Subsidiaries receive aggregate consideration of less than $100,000,000;

(ii) a transfer of assets or Equity Interests between or among the Borrower and its Restricted Subsidiaries and/or between Restricted Subsidiaries; provided that if the transferor of such property is a Subsidiary Guarantor or the Borrower then (i) the transferee thereof must either be the Borrower or a Subsidiary Guarantor or (ii) to the extent such transaction constitutes an Investment, such Investment is a Permitted Investment and any Indebtedness corresponding to such Investment must be permitted by Section 10.04;

(iii) an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(iv) the sale, lease, conveyance, disposition or other transfer of products or services (including power, power or fuel capacity, energy, power or fuel ancillary services, and other products or services, or the sale of any other inventory or contracts related to any of the foregoing (in each case, whether in physical, financial or any other form), or fuel or emission credits) and any sale, conveyance, transfer or other disposition of damaged, worn-out or obsolete assets;

(v) the sale or discount, in each case without recourse, of accounts receivable, in connection with the compromise or collection thereof;

(vi) the licensing of intellectual property;

(vii) [reserved];

(viii) the sale or other disposition of cash or Cash Equivalents;

(ix) a Restricted Payment that does not violate Section 10.03 or a Permitted Investment;

(x) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any “boot” thereon) for use in a Permitted Business;

(xi) a disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action;

(xii) [reserved];

(xiii) any disposition of property and assets to the extent it constitutes, or results from, a Recovery Event;

(xiv) any sale or disposition of Equity Interests of an Unrestricted Subsidiary; or

(xv) any Specified Disposition.

“Assignee” shall have the meaning provided in Section 13.04(c)(i).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed).

“Attributable Debt” shall mean, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, and any other matter or matters in connection with this Agreement or any other Credit Documents, the chief executive officer, the president, the chief financial officer, the treasurer, the assistant treasurer, the principal accounting officer, the general counsel, assistant general counsel, any senior vice president or any vice president or any other responsible financial or accounting officer of the Borrower or any other Person that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and (ii) delivering financial information (including, without limitation, calculations of “Fair Market

Value”) and Officer’s Certificates pursuant to this Agreement, the chief executive officer, the president, the chief financial officer, the treasurer, the assistant treasurer, the principal accounting officer, any senior vice president or any vice president or any other person of the Borrower having substantially the same responsibilities as the aforementioned officers or that have been authorized by the board of directors of the Borrower to deliver such financial information or certificates.

“Bankruptcy Law” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, or any similar federal or state or other law for the relief of debtors.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate at such time and (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% per annum. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of “LIBO Rate,” except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two (2) Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” shall mean:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Class from all the Lenders having Commitments with respect to such Class (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Date” shall mean (i) the final day of the Calculation Period or (ii) the day on or prior to the date on which the Specified Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement is executed.

“Calculation Period” shall mean, with respect to any Specified Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Specified Transaction or other event for which financial statements have been delivered to the Lenders pursuant to Section 9.01(a) or (b), as applicable.

“Canadian Dollars” or “Cdn.$” shall mean the lawful money of Canada.

“Capital Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(a) United States dollars, Canadian dollars, Euros or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time;

(b) (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) and (ii) debt obligations issued by the Government National Mortgage Association, Farm Credit System, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Financing Corporation and Resolution Funding Corporation, in each case under clauses (i) and (ii) above, having maturities of not more than 12 months from the date of acquisition;

(c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating of A3 or higher from Moody’s and A- or higher from S&P;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper and auction rate securities having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 12 months after the date of acquisition;

(f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, in either case having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(g) (i) money market funds that invest primarily in securities described in clauses (a) through (f) of this definition or (ii) short duration liquidity funds with a total weighted average maturity of no more than ninety (90) days that invest primarily in securities having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, including those described in clauses (a) through (f) of this definition.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, requiring compliance by any Lender (or lending office of such Lender).

“Change of Control” shall mean:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Restricted Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a corporation owned directly or indirectly by the stockholders of the Borrower in substantially the same proportion as their ownership of stock of the Borrower prior to such transaction, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; provided, that, the Borrower shall at all times be directly or indirectly wholly owned by Talen.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Lenders of Revolving Loans or Incremental Term Loans (which shall not comprise the same Class) in each case having the same terms and Maturity Date (whether constituting a Class of Initial Revolving Loans or any such Class of Revolving Loans or Incremental Term Loans resulting from extensions of credit or actions in accordance with the provisions of Section 2.15 through 2.17 of this Agreement), (b) when used with respect to Commitments, refers to the Commitments relating to a given Class of Loans as described in preceding clause (a), and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Swingline Loans or Loans of a given Class provided by Lenders of such Class as described in preceding clause (a).

“Closing Date” shall mean the first date that all of the conditions precedent in Section 6 are satisfied or waived in accordance with Section 6, which date is June 1, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Guarantee and Collateral Agreement Collateral, all Mortgaged Properties but, for the avoidance of doubt, excluding all Excluded Assets.

“Collateral Trustee” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Revolving Loan Commitment or a Commitment with respect to any other Class of Loans hereunder (as same may be adjusted from time to time in accordance with the terms hereof).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Agreements” shall mean any agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, tolling agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, weather derivatives agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy or weather related commodity, service or risk, price or price indices for any such commodities, services or risks or any other similar derivative agreements, any renewable energy credits, carbon emission credits and any other “cap and trade” related credits, assets or attributes with an economic value and any other similar agreements, entered into by the Borrower or any Restricted Subsidiary.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Compliance Certificate” shall have the meaning provided in Section 9.01(d).

“Concurrent Cash Distributions” shall have the meaning assigned to it in the definition of “Investments.”

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of the Borrower for such period, adjusted by: (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income of the Borrower for such period (other than with respect to clauses (vii) and (xiii))), without duplication, the amount of:

(i) total interest expense (inclusive of amortization of premiums, deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees, non-cash interest payments, the interest component of Capital Lease Obligations, net payments, if any, pursuant to interest rate protection agreements with respect to Indebtedness, the interest component of any pension or other post-employment benefit expense)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(ii) provision for taxes based on income, profits or capital and federal, foreign, state, local, withholding taxes and franchise, state single business unitary and similar taxes and excise taxes paid or accrued during such period (including, in each case, in respect of repatriated funds and any penalties and interest related to such taxes) for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(iii) all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, including but not limited to amortization or impairment of intangibles (including, but not limited to goodwill), non-cash write offs of debt discounts and debt issuances, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness, Interest Rate/Currency Hedging Agreements and Commodity Hedging Agreements;

(iv) extraordinary, unusual or non-recurring charges, or expenses of the Borrower and its Restricted Subsidiaries during such period including, without limitation, costs of and payments of legal settlements, fines, judgments or orders;

(v) the amount of all other non-cash charges, losses or expenses (including non-cash employee and officer equity compensation expense (including stock and stock options), and expenses related to employee retention plans, employee benefit or management compensation plan, or asset write-offs, write-ups or write-downs) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (but excluding any additions to bad debt reserves or bad debt expense and any non-cash charge to the extent it represents amortization of a prepaid cash item that was paid in a prior period);

(vi) cash restructuring charges or reserves, including any restructuring costs and integration costs incurred in connection with the Transaction, acquisitions permitted under this Agreement or Significant Asset Sales or other Specified Transactions and such costs related to the closure and/or consolidation of facilities or plants, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses (including professional and underwriting fees), and consulting fees and any one-time expense relating to enhanced accounting function, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs or any other costs incurred in connection with any of the foregoing;

(vii) the amount of expected cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized in connection with the Transactions or any Specified Transaction, operating improvement, restructuring, cost saving initiatives and other similar initiatives (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, synergies, operating improvements and restructurings had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies, cost savings initiatives and other similar initiatives were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by an Authorized Officer of Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 9.01(d), certifying that (x) such cost savings, operating expense reductions, synergies, cost savings initiatives and other similar initiatives are reasonably identifiable and factually supportable in the good faith judgment of Borrower, and (y) such cost savings, operating expense reductions, synergies, cost savings initiatives and other similar initiatives are reasonably expected to be realized within 18 months after the consummation of the applicable transaction or initiative, which is expected to result in such cost savings, expense reductions or synergies, or with respect to any such cost savings, operating expense reductions or synergies in connection with the Transactions, within 24 months of the Closing Date and (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that amounts added back pursuant to this clause (vii) shall not, when taken together with any add-backs pursuant to clause (viii) below and Section 1.06(iv), account for more than 25% of Consolidated Adjusted EBITDA in any Test Period (calculated before giving effect to any such add-backs and adjustments);

(viii) costs, charges, accruals, reserves or expenses, including, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses (including professional and underwriting fees), consulting fees, modifications to pension and post-retirement employee benefit plans and any one-time expense relating to enhanced accounting function, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including software development costs, transition costs and costs related to the closure or consolidation of facilities or plants and curtailments, costs related to entry into new markets, new systems design and implementation costs and project start-up costs) or any other costs incurred in connection with any of the foregoing; provided that amounts added back pursuant to this clause (viii) shall not, when taken together with any add-backs pursuant to clause (vii) and Section 1.06(iv), account for more than 25% of Consolidated Adjusted EBITDA in any Test Period (calculated before giving effect to any such add-backs and adjustments);

(ix) adjustments set forth on Schedule 1.01(d);

(x) other accruals, up-front fees, transaction costs, commissions, expenses, premiums or charges related to the Transactions including fees, costs and expenses of any counsel, consultants or other advisors; any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful, and including costs and expenses of the Administrative Agent and Lenders that are reimbursed) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transaction and any non-recurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);

(xi) [reserved];

(xii) expenses to the extent covered by contractual indemnification, insurance or refunding provisions in favor of the Borrower or any of its Restricted Subsidiaries and actually paid by such third parties, or, so long as Borrower has made a determination that a reasonable basis exists for payment and only to the extent that such amount is in fact paid within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so paid within such 365 days);

(xiii) to the extent covered by business interruption insurance and actually reimbursed or otherwise paid, expenses or losses relating to business interruption or any expenses or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under this Agreement, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(xiv) losses on sales or dispositions of assets outside the ordinary course of business (including, with-out limitation, asset retirement costs);

(xv) effects of adjustments in the consolidated financial statements of the Borrower pursuant to GAAP (including, without limitation, in the inventory, property and equipment, goodwill, software, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any acquisition permitted under this Agreement or the amortization or write-off of any amounts thereof;

(xvi) adjustments on upfront premiums received or paid by the Borrower and its Restricted Subsidiaries for financial options in periods other than the strike periods; and

(xvii) losses (or reduced by any gains) attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815 — Derivatives and Hedging;

and (B) subtracting therefrom the amount of (i) all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated Adjusted EBITDA in a previous period, (ii) income and gain items corresponding to those referred to in clauses (A)(iv), (A)(v) and (A)(xiv) above (other than the accrual of revenue in the ordinary course), (iii) gains related to pensions and other post-employment benefits and (iv) federal, state, local and foreign income tax credits;

provided that:

(A) to the extent included in Consolidated Net Income of the Borrower, there shall be excluded in determining Consolidated Adjusted EBITDA (x) currency translation gains and losses related to currency re-measurements of Indebtedness and (y) gains or losses on Interest Rate/Currency Hedging Agreements and Commodity Hedging Agreements;

(B) to the extent included in Consolidated Net Income of the Borrower, there shall be excluded in determining Consolidated Adjusted EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; and

(C) without duplication of amounts already deducted or excluded in determining the Consolidated Adjusted EBITDA (or the component defined terms), the Consolidated Adjusted EBITDA attributable to Excluded Project Subsidiaries shall be included in the definition of Consolidated Adjusted EBITDA for all purposes of the Credit Documents; provided for purposes of calculating amounts available under Section 10.03(a)(B)(1) and for purposes of calculating the Senior Secured Leverage Ratio under Section 10.07, the Consolidated Adjusted EBITDA attributable to Excluded Project Subsidiaries shall be excluded other than to the extent (and solely to the extent) actually distributed or repatriated in cash by any such Excluded Project Subsidiary to the Borrower or any Restricted Subsidiary (other than another Excluded Project Subsidiary).

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations, but not including amortization of original issue discount and other non-cash interest payments), net of cash interest income. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to any interest rate hedging agreements.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments but excluding Concurrent Cash Distributions) paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b) for purposes of Sections 10.03(a)(B)(1) and 10.07 only, the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(c) the cumulative effect of a change in accounting principles will be excluded;

(d) any net after-tax non-recurring or unusual gains, losses (less all fees and expenses relating thereto) or other charges or revenue or expenses (including, without limitation, relating to severance, relocation and one-time compensation charges) shall be excluded;

(e) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded, whether under FASB 123R or otherwise;

(f) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(g) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions shall be excluded; and

(h) any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and No. 144 or any successor pronouncement shall be excluded.

In addition, to the extent not already included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries, Consolidated Net Income shall include (x) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption, (y) reimbursements of any expenses or charges that are actually received and covered by indemnification or other reimbursement provisions, in each case to the extent such expenses, charges or losses were deducted in the calculation of Consolidated Net Income and (z) the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any acquisition or other similar investment permitted under this Agreement, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured Net Debt” shall mean, as of any date of determination, the aggregate amount of Consolidated Total Net Debt that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary (other than Liens that are contractually subordinated to the Liens of the Collateral Trustee in the Collateral pursuant to intercreditor and subordination arrangements that are reasonably satisfactory to the Administrative Agent) outstanding on such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Senior Secured Net Debt shall not include Indebtedness (i) in respect of (x) any cash collateralized letter of credit, or (y) any other letter of credit, in each case, except to the extent of an Unpaid Drawing, (ii) of Unrestricted Subsidiaries, (iii) solely for purposes of calculating the Senior Secured Leverage Ratio under Section 10.07 of any Excluded Project Subsidiary and (iv) in respect of Hedging Obligations.

“Consolidated Total Assets” shall mean, as of any date of determination, the total consolidated assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered in accordance with Section 9.01(a) or (b), and after giving pro forma effect to any acquisition or disposal of any property or assets consummated after the date of the applicable balance sheet and on or prior to the date of determination.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (a) the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP consisting only of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations, Attributable Debt in respect of sale and leaseback transactions and debt obligations evidenced by notes or similar instruments, minus (b) the aggregate amount of Unrestricted cash and Cash Equivalents, together with the aggregate amount of Restricted cash and Cash Equivalents which secures the Obligations under this Agreement and the other Credit Documents; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of (x) any cash collateralized letter of credit, or (y) any other letter of credit, in each case, except to the extent of an Unpaid Drawing, (ii) of Unrestricted Subsidiaries and (iii) in respect of Hedging Obligations.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or customary and reasonable indemnity obligations entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Foreign Corporation” shall mean any Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes and that is described under Section 957(a) of the Code.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans and Other Revolving Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Revolving Loans (and swingline loans and letters of credit and/or unused Revolving Loan Commitments), Indebtedness and/or letters of credit incurred under Section 10.04(b)(i)(B) under one or more Credit Facilities and/or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such new Indebtedness does not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than, the Refinanced Debt (other than to the extent of nominal amortization); provided, that the foregoing shall not prevent the establishment of Credit Agreement Refinancing Indebtedness with a shorter Weighted Average Life to Maturity than the applicable Refinanced Debt as a result of customary requirements to repay upon a Change of Control and mandatory prepayments for the benefit of the Lenders of such Credit Agreement Refinancing Indebtedness (other than any Indebtedness under a revolving credit facility) with respect to cash flow, asset dispositions, events of loss and incurrence of indebtedness or customary scheduled amortization of the principal amount thereof, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and fees and expenses associated with the refinancing, extension, renewal or replacement, unless otherwise permitted under Section 10.04 (other than Section 10.04(b)(iii)), (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Loan Commitments being replaced, extended or renewed unless otherwise permitted hereby and (v) if such Indebtedness is guaranteed, it is not guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors (and such Indebtedness shall not otherwise have any obligors that are not obligors with respect to the Loans and other Obligations hereunder).

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note (if any), the Guarantee and Collateral Agreement and each other Security Document.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, increase or extension of any Letter of Credit (including, without limitation, any Existing Letter of Credit), other than any amendment, increase or extension that does not increase the maximum Stated Amount of such Letter of Credit.

“Credit Facilities” shall mean (i) one or more debt or credit facilities (including, without limitation, the credit facilities provided under this Agreement), letter of credit facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits) receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and (ii) debt securities sold to institutional investors, in each case of (i) and (ii), as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would (without cure or waiver hereunder) constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Noncash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or any Restricted Subsidiary of the Borrower as a result of the Borrower’s ownership of Equity Interests in such Person in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Institutions” shall mean, after the Closing Date, the Persons identified by the Borrower in writing to the Administrative Agent prior to the Closing Date, and, upon reasonable notice to the Administrative Agent, those Persons that are competitors of the Borrower and its Subsidiaries (or reasonably known, on the basis of their name, Affiliates of any such competitors (other than any such Affiliate that is a bona fide fixed income fund)) that are specified in writing from time to time by the Borrower on or after the Closing Date in writing to the Administrative Agent.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.03. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, on the basis of the Exchange Rate (determined in respect of the most recent Measurement Date or other relevant date of determination) for the purchase of Dollars with such currency.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of the Borrower that was incorporated or organized in the United States or any state thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 13.19.

“Effective Yield” shall mean, as to any Incremental Revolving Commitments of any tranche, the effective yield on such loans as reasonably determined by the Administrative Agent (consistent with generally accepted financial practices), taking into account the applicable interest rate margins (but not any fluctuations in the LIBO Rate), any interest rate floors by equating the excess amount of any such floor to interest margin, and all fees, including recurring, up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such loans, but excluding (i) any arrangement, commitment, structuring and underwriting fees and any amendment fees or other fees paid or payable in connection therewith that are not generally shared with the Lenders thereunder and (ii) any customary consent fees paid generally to consenting Lenders. For purposes of the calculation of Effective Yield, if the Incremental Revolving Commitments include an interest rate floor greater than the applicable interest rate floor with respect to Revolving Loans, such differential between interest rate floors shall be considered in the calculation of Effective Yield only to the extent an increase in the interest rate floor in the Initial Revolving Loan, would cause an increase in the interest rate then in effect thereunder.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in commercial loans in the ordinary course of business or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person) but in any event excluding (i) except to the extent provided in Section 13.04, the Borrower and its respective Subsidiaries and (ii) Disqualified Institutions (to the extent that such institution has been disclosed on a list that has been made available to all Lenders).

“Environmental CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” shall mean capital expenditures deemed necessary or reasonably prudent by the Borrower or its Restricted Subsidiaries to comply with Environmental Laws.

“Environmental Claims” shall mean any administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or adjudicatory proceedings relating to noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any Claims by any third party arising out of or relating to the presence of, or exposure to, Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human health or safety (as such relates to exposure to Hazardous Materials) or Hazardous Materials.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA, or for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would reasonably be expected to result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver or an extension of any amortization period under Section 412 of the Code with respect to any Plan, or that such filing may be made;

(e) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) or Section 430(i)(4) of the Code;

(f) the failure to make any required contribution to a Multiemployer Plan; the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or notification that a Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 412 of the Code;

(g) the Borrower or any of its Subsidiaries or any ERISA Affiliate ceases operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA or withdraw as a substantial employer so as to become subject to the provisions of Section 4063(a) of ERISA or ceases making contributions to any Plan subject to Section 4064(a) of ERISA;

(h) the Borrower or any of its Subsidiaries of any ERISA Affiliates incurs liability under Section 4069 or 4212(c) of ERISA; or

(i) the Borrower or any of its Subsidiaries have incurred with respect to a Plan or any Multiemployer Plan a material tax under Chapter 43 of the Code or a material civil penalty under Section 409, 502(i) or 502(l) of ERISA.

“Euros” shall mean the single currency of participating member states of the Economic and Monetary Union of the European Union.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate,” for a currency (other than Dollars) means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the exchange rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“Excluded Assets” shall mean:

(i) any General Intangible (as defined in the Guarantee and Collateral Agreement) or other rights arising under a lease, contract, agreement, property rights, franchise, investment, permit or license or any contractual obligation entered into by a Credit Party (each a “Contract”) and any asset that is subject to any Contract binding on such asset at the time of the acquisition thereof and not incurred in contemplation of such acquisition to the extent such Contract applicable to such Credit Party (x) prohibits, or requires the consent of any person (other than the Credit Parties and their affiliates) that has not been obtained as a condition to, the grant of a security interest in such Contract or any asset subject thereto or (y) would terminate or would be terminable as a result of the grant of a security interest in such Contract or any asset subject thereto (in each case, unless such law, rule, regulation, term provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or other applicable law); provided that the prohibitions specified above shall not include any Proceeds (as defined in the UCC) of any such Contract,

(ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto,

(iii) Margin Stock,

(iv) motor vehicles, rolling stock, aircraft and vessels, and all other assets subject to a certificate of title statute, Farm Products and As Extracted Collateral (each as defined in the UCC),

(v) all Leasehold interests,

(vi) any asset owned by any Credit Party on the date hereof or hereafter acquired that is subject to a Lien permitted by Sections 10.01(b) (other than in the case of Section 10.01(b)(ii) and 10.01(b)(iii), to the extent such Lien shall be held by the Collateral Trustee pursuant to and in accordance with the First Lien Intercreditor Agreement) to the extent such assets subject to a lien permitted by Section 10.01(b) consist of segregated cash deposits, letters of credit or similar credit support, (f), (g), (s), (t), (aa) (other than in the case of Section 10.01(aa)(ii), to the extent such Lien shall be held by the Collateral Trustee pursuant to and in accordance with the First Lien Intercreditor Agreement) and (bb) to the extent the value of such assets subject to a lien permitted by clause (bb) at the time such lien is entered into shall not at any time exceed the greater of (i) $500,000,000 and (ii) 5.0% of Consolidated Total Assets, but, in each case, only to the extent that the contract or written agreement governing such permitted Lien or the permitted debt secured thereby expressly prohibits the grant of a Lien or a security interest on such asset but, in any case, only for so long as and to the extent that such prohibition remains in place,

(vii) those assets (if any) as to which the Collateral Trustee and the Borrower shall have determined that the cost of obtaining a security interest is excessive in relation to the value of the security to be afforded thereby,

(viii) (A) the Equity Interests of captive insurance subsidiaries, not-for-profit subsidiaries, Excluded Project Subsidiaries and Unrestricted Subsidiaries, and (B) the Capital Stock of PPL Generation, LLC, PPL EnergyPlus, LLC and RJS Power LLC, in the case of this clause (viii)(B), solely to the extent a pledge of such Capital Stock would entitle the holders thereof to the grant of an “equal and ratable” security interest in such Capital Stock under the terms of the indentures governing any Existing PPL Notes or Existing RJS Debt or, in each case, any Permitted Refinancing Indebtedness incurred in respect thereof,

(ix) any property or assets to the extent the granting of a security interest in which would be prohibited by contractual obligation applicable to such property or assets (and not any other property or assets) of the Borrower or the applicable Subsidiary Guarantor as of the date of acquisition of such property or assets (and not created in contemplation thereof) and any amendment, restatement, extension, refinancing or other modification thereof or such grant of a security interest is prohibited by any law, rule or regulation or requires a consent not obtained of any Governmental Authority,

(x) to the extent that applicable law requires that a subsidiary of any Credit Party issues nominee or directors’ qualifying shares, such nominee or qualifying shares,

(xi) any property or assets to the extent the granting of a security interest in which would result in material adverse tax consequences as reasonably determined by the Borrower,

(xii) (a) voting Equity Interests in any FSHCO or first-tier Controlled Foreign Corporation in excess of 65% of the voting power of all Equity Interests thereof and (b) property of any Controlled Foreign Corporation or Subsidiary thereof).

(xiii) any asset released by the Collateral Trustee from the Liens created hereby pursuant to Section 5.1 of the First Lien Intercreditor Agreement as and to the extent set forth therein,

(xiv) any interest (including any Equity Interest of any Subsidiary) in partnerships, joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third parties or such pledge is otherwise prohibited by such Person’s organizational documents (in each case, unless such prohibition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or other applicable law), excluding proceeds thereof,

(xv) any direct Proceeds (as defined in the UCC), substitutions or replacements of any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise constitute Excluded Assets, and

(xvi) any assets or property of (and the Equity Interests in) any Specified Subsidiary or any Unrestricted Subsidiary.

“Excluded Hedging Obligation” means, with respect to any Subsidiary Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Subsidiary Guarantor becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Project Subsidiary” shall mean, at any time, any Restricted Subsidiary that:

(a) is an obligor (or, in the case of a Restricted Subsidiary of an Excluded Project Subsidiary that is such an obligor and is in a business that is related to the business of such Excluded Project Subsidiary that is such an obligor, is otherwise bound, or its property is subject to one or more covenants and other terms of any Non-Recourse Debt outstanding at such time, regardless of whether such Restricted Subsidiary is a party to the agreement evidencing the Non-Recourse Debt (unless otherwise expressly elected by the Borrower in its sole discretion with respect to any such Subsidiaries)) with respect to any Non-Recourse Debt outstanding at such time, in each case if and for so long as the grant of a security interest in the property or assets of such Subsidiary, or the guarantee by such Subsidiary of the Obligations, or the pledge of the Equity Interests of such Subsidiary, in each case in favor of the Collateral Trustee, for the benefit of the Secured Parties, shall constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Debt; provided that such Subsidiary shall be an Excluded Project Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist; or

(b) is not an obligor with respect to any such Non-Recourse Debt as described in clause (a), but is designated by the Borrower as an Excluded Project Subsidiary under and in accordance with this Agreement; and

provided that the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Excluded Project Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Investments under the provisions of Section 10.03, as determined by the Borrower. Each of the following Subsidiaries of the Borrower on the Closing Date will initially be an Excluded Project Subsidiary: PPL Ironwood, LLC and PPL Renewable Energy, LLC.

“Excluded Subsidiary” shall mean:

(a) (i) any Domestic Subsidiary of a Controlled Foreign Corporation or (ii) any FSHCO,

(b) Unrestricted Subsidiaries,

(c) any captive insurance Subsidiary,

(d) not-for-profit Subsidiaries,

(e) any special purpose vehicle,

(f) any Immaterial Subsidiary,

(g) any Subsidiary, to the extent a guarantee of which is prohibited or restricted by contracts existing on the Closing Date (or if acquired after the Closing Date, on the date of such acquisition) (provided that such contracts were not entered into in contemplation hereof) (including, prior to the occurrence of the merger of RJS with and into the Borrower, with respect to RJS and any Subsidiary of RJS prior to the consummation of the Transactions, any documentation entered into in connection with the RJS Notes and any contractual obligation incurred in connection with an amendment, modification, restatement or refinancing thereof, to the extent such amendment, modification, restatement or refinancing does not prohibit any Subsidiary from providing a guaranty of the Obligations that was not so prohibited by the RJS Notes or such other applicable contractual obligation existing as of the Closing Date) or applicable law (including any requirement to obtain governmental (including regulatory) authority or third party consent, approval, license or authorization) or would result in materially adverse tax consequences as reasonably determined by Borrower,

(h) any Controlled Foreign Corporation,

(i) any Subsidiary that is not directly or indirectly a Wholly-Owned Subsidiary of the Borrower,

(j) any Excluded Project Subsidiary,

(k) any Specified Subsidiary, and

(l) any Subsidiary for which the Administrative Agent and Borrower determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the Lenders.

“Excluded Taxes” shall mean with respect to any Lender or Agent (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed on it, by a jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Lender or Agent’s failure to comply with Section 5.04(f), (c) any withholding Taxes that are imposed under FATCA, and (d) any U.S. federal withholding Tax that is imposed on amounts payable to a Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.04(a).

“Existing Indebtedness” shall have the meaning provided in Section 6.04.

“Existing Letters of Credit” shall have the meaning provided in Section 3.09.

“Existing PPL Notes” shall mean, collectively, the Borrower’s 5.70% Put Securities due 2035, 6.20% Senior Notes due 2016, 6.50% Senior Notes due 2018, 4.60% Senior Notes due 2021, 6.50% Senior Notes due 2025, and the 6.00% Senior Notes due 2036 and any permitted refinancing thereof.

“Existing RJS Debt” shall mean the RJS Notes and the RJS Revolver.

“Extended Revolving Loan Commitment” shall have the meaning provided in Section 2.16(a).

“Extended Revolving Loans” shall mean Revolving Loans incurred in respect of Extended Revolving Loan Commitments.

“Extending Revolving Credit Lender” shall have the meaning provided in Section 2.16(a).

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an Authorized Officer of the Borrower.

“FASB” shall mean the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%).

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“FERC” shall mean the Federal Energy Regulatory Commission or any successor agency thereto.

“First Lien Intercreditor Agreement” shall mean the Collateral Trust and Intercreditor Agreement, substantially in the form of Exhibit I, among the Borrower, the Subsidiary Guarantors, the Collateral Trustee, for the benefit of the Secured Parties, and each other Person from time to time party thereto, including one or more Secured Debt Representatives (as defined in the First Lien Intercreditor Agreement).

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(e) interest income for such period;

provided, that, “Fixed Charges” as defined in this definition, of any Person, the Consolidated Adjusted EBITDA of which is excluded from the Consolidated Adjusted EBITDA of such Person, shall be excluded for all purposes of this definition.

“Foreign Agent” shall mean an Agent that is not a U.S. Person.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” of any Person shall mean any Restricted Subsidiary of such Person that is not a Domestic Subsidiary.

“FPA” shall mean the Federal Power Act, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Fronting Fee” shall have the meaning provided in Section 4.01(c).

“FSHCO” shall mean any Domestic Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests or Indebtedness of one or more Controlled Foreign Corporations.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if any operating lease would be recharacterized as a capital lease due to changes in the accounting treatment of such operating leases under GAAP since the Closing Date, then solely with respect to the accounting treatment of any such lease, GAAP shall be interpreted as it was in effect on the Closing Date.

“Governmental Authority” shall mean any nation or government, or any state, province, territory or other political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any governmental or non-governmental authority regulating the generation and/or transmission of energy.

“Granting Lender” shall have the meaning provided in Section 13.04(g).

“Guarantee and Collateral Agreement” shall have the meaning provided in Section 6.07(a).

“Guarantee and Collateral Agreement Collateral” shall mean all “Collateral” as defined in the Guarantee and Collateral Agreement, but excluding any Excluded Assets.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, or asbestos containing materials; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under: (i) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability, including, for the avoidance of doubt, currency exchange, interest rate or commodity swap, cap or collar agreements; (ii) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (iii) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Borrower that is designated by the Borrower as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (i) total assets at such time not exceeding 7.5% of the Borrower’s Consolidated Total Assets as of the last day of the most recently completed Test Period and (ii) total revenues and operating income for the most recently completed Test Period not exceeding 7.5% of the Borrower’s consolidated revenues and operating income for such Test Period, respectively; provided that such Restricted Subsidiary shall be an Immaterial Subsidiary only to the extent that and for so long as all of the above requirements are satisfied.

“Incremental Amendment” shall have the meaning provided in Section 2.15(d).

“Incremental Facility” shall mean (i) each Incremental Term Loan, (ii) each Revolving Commitment Increase and (iii) each Incremental Revolving Commitment.

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.15(e).

“Incremental Revolver” shall have the meaning provided in Section 2.15(a).

“Incremental Revolving Commitment” shall have the meaning provided in Section 2.15(a).

“Incremental Revolving Facility” shall have the meaning provided in Section 2.15(a).

“Incremental Revolving Loans” shall have the meaning provided in Section 2.15(a).

“Incremental Term Facility” shall have the meaning provided in Section 2.15(a).

“Incremental Term Loans” shall have the meaning provided in Section 2.15(a).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, except as provided in clause (e) below), whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of banker’s acceptances;

(d) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(e) representing the balance deferred and unpaid of the purchase price of any property (including trade payables) or services due more than six months after such property is acquired or such services are completed; or

(f) representing the net amount owing under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, but without duplication, the guarantee by the specified Person of any Indebtedness of any other Person; provided, that the amount of such Indebtedness shall be deemed not to exceed the lesser of the amount secured by such Lien and the value of the Person’s property securing such Lien.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Individual Revolving Exposure” of any Revolving Lender shall mean, at any time, the sum of (x) the aggregate principal amount of all Revolving Loans made by such Revolving Lender and then outstanding, (y) such Revolving Lender’s Revolving Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letter of Credit and any Unpaid Drawings relating thereto and (z) such Revolving Lender’s Revolving Percentage multiplied by the aggregate principal amount of then outstanding Swingline Loans.

“Initial Revolving Lender” shall mean each bank, financial institution or other entity of which whose name appears on Schedule 1.01(b).

“Initial Revolving Loan Commitment” shall mean, for each Lender party to this Agreement on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(b) directly below the column entitled “Initial Revolving Loan Commitment,” as the same may from time to time be (x) reduced or terminated pursuant hereto, (y) increased (but only with the consent of the respective Lender) in accordance with the terms hereof or (z) adjusted as a result of assignments to or from such Lender pursuant hereto.

“Initial Revolving Loan Maturity Date” shall mean the fifth anniversary of the Effective Date.

“Initial Revolving Loans” shall mean all Revolving Loans made from time to time pursuant to the Initial Revolving Loan Commitments.

“Intercompany Indebtedness” shall mean any Indebtedness, now existing or hereafter incurred, owed by the Borrower or any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate/Currency Hedging Agreement” shall mean any agreement of the type described in clauses (a), (b) or (c) of the definition of “Interest Rate/Currency Hedging Obligations.”

“Interest Rate/Currency Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

Notwithstanding anything to the contrary herein, in the case of any Investment made by the Borrower or a Restricted Subsidiary of the Borrower in a Person substantially concurrently with a cash distribution by such Person to the Borrower or a Subsidiary Guarantor (a “Concurrent Cash Distribution”), the amount of such Investment shall be deemed to be the Fair Market Value of the Investment, less the amount of the Concurrent Cash Distribution.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” shall mean the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance and subject to which such Letter of Credit may have been issued).

“Issuing Lender” shall mean each Issuing Lender named in Schedule 1.01(b) under the caption “Letter of Credit Commitment” (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder. Any Issuing Lender may arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents). Any Revolving Lender may, from time to time, become an Issuing Lender under this Agreement with the protections and rights afforded to Issuing Lenders hereunder by executing a joinder, in form and substance reasonably satisfactory to (and acknowledged and accepted by) the Administrative Agent and the Borrower, indicating such Revolving Lender’s Letter of Credit Commitment (which commitment may exceed such Revolving Lender’s Revolving Loan Commitment) and upon the execution and delivery of any such joinder, such Revolving Lender shall be an Issuing Lender for all purposes hereof.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement, substantially in the form of Exhibit J hereto among the Borrower, the Subsidiary Guarantors, the Collateral Trustee, for the benefit of the Secured Parties, and each other Person from time to time party thereto, including one or more Secured Debt Representatives (as defined in the Junior Lien Intercreditor Agreement). Wherever in this Agreement, a Secured Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower to be secured by a Lien junior in right of priority to the Liens securing the Obligations, then the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Secured Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Revolving Loan Commitments, Incremental Term Loan, Incremental Revolver, Other Term Loan, Other Revolving Loan or Extended Revolving Loan Commitment, in each case as extended in accordance with this Agreement from time to time.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured within two (2) Business Days) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority or (iii) such Lender having made a public statement or notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party in writing (x) that it does not intend to comply with its obligations under Section 2.01, Section 2.04 or Section 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such respective Sections or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.14 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least sixty (60) consecutive days, (iii) such Lender has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (iv) the failure of any Lender to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due and (v) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under Bankruptcy Law or any other debtor relief law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender Default under this clause (v) shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.01(a) and shall include all Existing Letters of Credit.

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.14(a).

“Letter of Credit Commitment” shall mean the commitment of each Issuing Lender with respect to Letters of Credit set forth opposite such Issuing Lender’s name on Schedule 1.01(b) under the caption “Letter of Credit Commitment” or, if an Issuing Lender has entered into an Assignment and Assumption Agreement with respect to such Letter of Credit Commitment, set forth for such Issuing Lender in the Register maintained by the Administrative Agent pursuant to Section 13.12 as the Issuing Lender’s “Letter of Credit Commitment.”

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time. The Letter of Credit Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but (i) any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, or (ii) any drawing was made thereunder on or before the last day permitted thereunder and such drawing has not been honored or refused by the applicable Issuing Lender, such Letter of Credit shall be deemed to be “outstanding” in the amount of such drawing.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, (i) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person which takes over the administration of that rate) for deposits in Dollars by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates; provided that to the extent a comparable or successor rate or successor source is selected by the Administrative Agent, the approved rate will be applied in a manner consistent with market practice) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum (rounded upwards to the next 1/100th of 1.00%) determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D; provided that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement) and any preference or priority having the effect of security, and any lease having substantially the same effect as any of the foregoing.

“Loan” shall mean an extension of credit by a Lender to the Borrower under Section 2.

“Loan Participant” shall mean any Person who participates in the Loans pursuant to Section 13.04; provided that only Eligible Transferees may be Loan Participants.

“Majority Lenders” of any Class shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Class under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean any event or circumstance which has had a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies, taken as a whole, of the Administrative Agent, the Collateral Trustee and the Lenders under the Credit Documents or (iii) the ability of the Borrower and the Subsidiary Guarantors, taken as a whole, to perform their payment obligations under the Credit Documents.

“Material Indebtedness” shall have the meaning provided in Section 11.04(a).

“Maturity Date” shall mean, with respect to the relevant Class of Loans, Letter of Credit Commitment and Swingline Loan Commitment, the Initial Revolving Loan Maturity Date; provided, that the reference to Maturity Date with respect to (x) Other Term Loans and Other Revolving Loans shall be the final maturity date as specified in the applicable Refinancing Amendment, (y) Extended Revolving Loans, shall be the final maturity date as specified in the applicable Extension Offer and (z) any Incremental Facility, shall be the final maturity date as specified in the applicable Incremental Amendment.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (a) $750,000,000, plus (b) an unlimited amount on any date if (and to the extent that), after giving effect to the incurrence of all Incremental Facilities made or entered into on and as of such date, the Senior Secured Leverage Ratio shall be less than or equal to 3.50:1.00, determined on a Pro Forma Basis as of the last day of the most recently ended Calculation Period (but excluding cash proceeds of all Incremental Facilities from any “netting” calculations in determining Consolidated Senior Secured Net Debt); provided that for purposes of the preceding proviso, (i) each Incremental Facility shall be treated as if it is secured on a senior secured basis, whether or not so secured and (ii) and all Incremental Facilities shall be treated as fully drawn; provided further that if at the time of any such occurrence or issuance, there is capacity under the foregoing clause (b), then such occurrence or issuance shall be deemed to be utilized pursuant to clause (b) prior to utilizing any capacity available to the Borrower under the foregoing clause (a); provided still further that in the case of a simultaneous incurrence of the maximum amount permitted to be incurred under clause (a) above on the date of such incurrence together with an incurrence in reliance on clause (b) above on such date, the Senior Secured Leverage Ratio shall be calculated only giving effect to any incurrence of Indebtedness pursuant to clause (b) for purposes of determining the amount of Indebtedness which may be incurred pursuant to clause (b) hereof (assuming for purposes of such calculation that all outstanding Indebtedness incurred pursuant to Section 2.15(a) or Section 10.04(b)(i) prior to or on such date of determination would be included in the definition of Consolidated Senior Secured Net Debt, whether or not such Indebtedness would otherwise be so included and assuming any Incremental Revolving Credit Commitments established at such time are fully drawn) and, in the case of any such incurrence of Indebtedness in connection with a Permitted Acquisition, the Senior Secured Leverage Ratio shall be calculated as of the date of signing the definitive documentation relating to such Permitted Acquisition.

“Maximum Rate” shall have the meaning provided in Section 13.17.

“Measurement Date” shall mean with respect to any Letter of Credit, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iii) each date of any payment by the applicable Issuing Lender under any Letter of Credit.

“Minimum Borrowing Amount” shall mean, at any time, (i) for Revolving Loans, the lesser of $5,000,000 and the Total Revolving Loan Commitment at such time and (ii) for Swingline Loans, $1,000,000.

“Minimum Extension Condition” shall have the meaning provided in Section 2.16(b).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc., together with its successors.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgage Policy” shall mean an ALTA Lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned in fee by the Borrower or any of its Restricted Subsidiaries with a Fair Market Value or book value in excess of $40,000,000, which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has had any liability (including on account of an ERISA Affiliate).

“Necessary CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.

“Necessary Capital Expenditures” shall mean capital expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons or to prevent catastrophic failure of a unit. The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however:

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Sale (without giving effect to the threshold provided for in the definition thereof); or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Sale Proceeds” shall mean, with respect to any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) transaction fees, expenses and costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within sixty (60) days after, the date of such sale or other disposition, (iii) the amount of gross proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness pursuant to this Agreement and Credit Agreement Refinancing Indebtedness) which is secured by a Lien (other than a Lien that ranks pari passu with, or subordinated to, the Lien securing the Obligations) on the respective assets which were the subject of such Asset Sale, (iv) taxes paid or reasonably estimated to be payable in connection therewith, (v) any funded escrow established pursuant to the documents evidencing any such Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale (provided, that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary thereof, such amounts, net of any related expenses, shall constitute Net Sale Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) arising from Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) or any estimated taxes referred to under clause (iv) above that are not required to be paid to any taxation or other Governmental Authority shall be deemed to be Net Sale Proceeds of such sale or disposition of assets occurring on the date of such reduction).

“Non-Defaulting Lender” and “Non-Defaulting Revolving Lender” shall mean and include each Lender or Revolving Lender, respectively, other than any Defaulting Lender.

“Non-Recourse Debt” shall mean Indebtedness:

(a) as to which neither the Borrower nor any of its Restricted Subsidiaries (other than an Excluded Project Subsidiary) (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than pursuant to a Non-Recourse Guarantee or any arrangement to provide or guarantee to provide goods and services on an arm’s length basis, (ii) is directly liable as a guarantor or otherwise, other than pursuant to a Non-Recourse Guarantee, or (iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (except Non-Recourse Indebtedness (x) of one or more Excluded Project Subsidiaries and its Subsidiaries and/or direct or indirect parents and their subsidiaries, that, in each case, is an Excluded Project Subsidiary or (y) pursuant to one or more Non-Recourse Guarantees) of the Borrower or any of its Restricted Subsidiaries (excluding, for the avoidance of doubt, any such Indebtedness resulting from a Non-Recourse Guarantee that is otherwise permitted hereunder) to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c) in the case of Non-Recourse Debt incurred after the Closing Date, as to which the lenders have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries except as otherwise permitted by clauses (a) or (b) above;

provided, however, that the following shall be deemed to be Non-Recourse Debt: (i) guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such guarantee; (ii) contingent obligations of the Borrower or any Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under and subject to the terms of this Agreement to support obligations of a Subsidiary; (iv) agreements of the Borrower or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Borrower or any Subsidiary of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy, (v) any agreements containing Hedging Obligations, and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, commercial or trading agreements and any other similar agreements entered into between the Borrower or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) in connection therewith, (vi) any Investments in a Subsidiary and, for the avoidance of doubt, pledges by the Borrower or any Subsidiary of the Equity Interests of any Excluded Subsidiary that are directly owned by the Borrower or any Subsidiary in favor of the agent or lenders in respect of such Excluded Subsidiary’s Non-Recourse Debt and (vii) any Non-Recourse Guarantees, to the extent in the case of clauses (i) through (vii) otherwise permitted by this Agreement.

“Non-Recourse Guarantee” shall mean any guarantee by the Borrower or a Subsidiary Guarantor of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse-Debt have acknowledged that they will not have any recourse to the stock or assets of the Borrower or any Subsidiary Guarantor, except to the limited extent set forth in such guarantee.

“Note” shall mean any Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 1615 Brett Road, Building III, New Castle, Delaware 19720, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing by the Borrower or any Subsidiary Guarantor to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest, fees and other amounts which accrue after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Restricted Subsidiaries, whether or not allowed or allowable in such case or proceeding, but excluding with respect to any Subsidiary Guarantor all Excluded Hedging Obligations of such Subsidiary Guarantor).

“OFAC” shall mean the United States Treasury Department Office of Foreign Assets Control.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by an Authorized Officer of the Borrower, which certificate shall include: (a) a statement that each of the Officers making such certificate has read the applicable covenant or condition, (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based, (c) a statement that, in the opinion of each such Officer, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the applicable covenant or condition has been complied with and (d) a statement as to whether or not, in the opinion of each such Officer, the applicable condition or covenant has been complied with.

“Other Connection Taxes” shall mean with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Revolving Commitments” shall mean one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(h).

“PATRIOT Act” shall have the meaning provided in Section 8.19.

“Payment Office” shall mean the office of the Administrative Agent that is provided in writing to the other parties hereto by the Administrative Agent at times that payments are due.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Business” shall mean the business of acquiring, constructing, managing, developing, improving, maintaining, leasing, owning and operating a power or energy related facility, together with any related assets or facilities, or engaging in wholesale or retail sale of power, as well as any other activities reasonably related to, ancillary to, or incidental to, any of the foregoing activities (including acquiring and holding reserves), including investing in a power or energy related facility.

“Permitted Debt” shall have the meaning provided in Section 10.04(b).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations (other than those secured on a junior priority basis) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors and (iv) the holders of such Indebtedness (or their representative) and the Administrative Agent shall have acceded to the First Lien Intercreditor Agreement in accordance with the terms thereof.

“Permitted Investments” shall mean:

(a) any Investment in the Borrower or in a Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor;

(b) [reserved];

(c) any Investment in an Excluded Subsidiary meeting the definition of clauses (a) or (h) thereof for so long as the Excluded Subsidiaries do not collectively own more than 20% of the Consolidated Total Assets of the Borrower as of the most recent Fiscal Quarter end for which financial statements are publicly available;

(d) any issuance of letters of credit by, or for the account of, the Borrower and/or any of its Restricted Subsidiaries to support the obligations of any of the Excluded Subsidiaries;

(e) any Investment in Cash Equivalents (and, in the case of Excluded Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Credit Facility to which it is a party);

(f) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of the Borrower and a Subsidiary Guarantor or an Immaterial Subsidiary; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor;

(g) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.08;

(h) Investments made as a result of the sale of Equity Interests of any Person that is a Subsidiary of the Borrower such that, after giving effect to any such sale, such Person is no longer a Subsidiary of the Borrower, if the sale of such Equity Interests constitutes an Asset Sale;

(i) Investments to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower (or any direct or indirect parent company thereof); provided, that such Equity Interests will not increase the amount available for Restricted Payments under Section 10.03(a)(iii)(B);

(j) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(k) Investments represented by Hedging Obligations;

(l) loans or advances to employees;

(m) repayments or prepayments of the Loans or pari passu Indebtedness;

(n) any Investment in securities of trade creditors, trade counter-parties or customers received in compromise of obligations of those Persons, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(o) negotiable instruments held for deposit or collection;

(p) receivables owing to the Borrower or any Restricted Subsidiary of the Borrower and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary of the Borrower deems reasonable under the circumstances;

(q) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(r) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of, or to finance, the acquisition of such Person;

(s) any Investment in any Person engaged primarily in one or more Permitted Businesses (including Excluding Subsidiaries, Unrestricted Subsidiaries, and Persons that are not Subsidiaries) made for cash since the Closing Date;

(t) Investments made pursuant to a commitment that, when entered into, would have complied with the provisions of this Agreement;

(u) Investments in any Excluded Subsidiary made by another Excluded Subsidiary; and

(v) other Investments made since the Closing Date in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that are at any time outstanding not to exceed the greater of (i) $500,000,000 and (ii) 5.0% of Consolidated Total Assets; provided, however, that if any Investment pursuant to this clause (w) is made in any Person that is not a Restricted Subsidiary of the Borrower and a Subsidiary Guarantor at the date of the making of the Investment and such Person becomes a Restricted Subsidiary and a Subsidiary Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above, and shall cease to have been made pursuant to this clause (v).

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness (and, without duplication, unused commitments) of the Borrower or any of its Restricted Subsidiaries (other than Intercompany Indebtedness) provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness (which for this purpose shall include unused commitments) extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d) such Indebtedness is incurred either by the Borrower (and may be guaranteed by any Subsidiary Guarantor) or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(e) (i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Latest Maturity Date of all Classes of Loans or Commitments, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) if the Stated Maturity of the Indebtedness being refinanced is later than the Latest Maturity Date of all Classes of Loans or Commitments, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Latest Maturity Date of all Classes of Loans or Commitments.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”) and (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Junior Lien Intercreditor Agreement.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has had any liability (including on account of an ERISA Affiliate).

“PPL Corp.” shall mean PPL Corporation, a Pennsylvania corporation.

“Prime Lending Rate” shall mean the rate which the Administrative Agent publicly announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, with respect to compliance with any test, covenant or calculation of any ratio hereunder, the determination or calculations of such test, covenant or ratio (including in connection with any Specified Transaction) in accordance with Section 1.06.

“Pro Forma Compliance” shall mean, with respect to the covenant in Section 10.07, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.06.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated June 2014 and that were prepared by or on behalf of the Borrower in connection with the Transactions and made available to the Administrative Agent and the Lenders prior to the Closing Date.

“Prudent Industry Practice” shall mean those practices and methods as are commonly used or adopted by Persons in the independent power generation industry in the United States in connection with the conduct of the business of such industry, in each case as such practices or methods may evolve from time to time, consistent in all material respects with all applicable legal requirements.

“PUHCA” shall mean the Public Utility Holding Company Act of 2005, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Qualified Equity Interests” shall mean any Equity Interest of the Borrower other than Disqualified Stock.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, which constitute real property, excluding Leaseholds, to the extent constituting an interest in real property.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of (a) any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, casualty, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case except to the extent such proceeds or awards constitute (x) reimbursement or compensation for amounts previously paid by the Borrower or any of its Restricted Subsidiaries in respect of any such event (as certified to the Administrative Agent by the Borrower pursuant to an Officer’s Certificate delivered by an Authorized Officer not later than the fifth Business Day following the date of the receipt of such proceeds or awards) or (y) amounts payable by reason of any loss of revenues or interruption of business or operations or (b) any compensation or remuneration paid to the Borrower or any of its Restricted Subsidiaries arising from the exercise of any Governmental Authority of its claimed or actual power of eminent domain over the property or assets of the Borrower or any such Restricted Subsidiary.

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Revolving Loan Commitments” shall have the meaning provided in Section 13.10(c).

“Refinancing Amendment” shall mean an amendment to this Agreement reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Register” shall have the meaning provided in Section 13.12.

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefore pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and Revolving Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Incremental Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolving Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Required Revolving Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and Revolving Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolving Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 10.03(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Commitment Increase” shall have the meaning set forth in Section 2.15(a).

“Revolving Commitment Increase Lender” shall have the meaning set forth in Section 2.15(h).

“Revolving Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“Revolving Loan” shall have the meaning provided in Section 2.01(a), and shall include all revolving loans made from time to time pursuant to the Revolving Loan Commitments.

“Revolving Loan Commitments” shall mean, for each Lender, at any time the sum of (without duplication) the Initial Revolving Loan Commitment, each Incremental Revolving Commitment of such Lender, as the same may from time to time be (x) reduced or terminated pursuant hereto, (y) increased (but only with the consent of the respective Lender) in accordance with the terms hereof (including, without limitation, as a result of one or more Revolving Commitment Increases of such Lender) or (z) adjusted as a result of the assignments to or from such Lender pursuant hereto.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“Revolving Percentage” of any Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided, that if the Revolving Percentage of any Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the Revolving Percentage of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that, in the case of Section 2.14 when a Lender Default with respect to an Revolving Lender shall exist, “Revolving Percentage” of a Non-Defaulting Revolving Lender at such time shall mean the percentage of the Total Revolving Loan Commitments (disregarding any such Defaulting Lender’s Revolving Loan Commitment) represented by such Non-Defaulting Revolving Lender’s Revolving Loan Commitment.

“RJS” shall mean RJS Power Holdings LLC and its subsidiaries and assets.

“RJS Merger Event” shall have the meaning specified in the definition of “Transaction.”

“RJS Notes” shall mean the $1,250,000,000 senior notes due 2019 issued by RJS in connection with the Transactions.

“RJS Revolver” shall mean the Credit Agreement dated as of July 10, 2014 among RJS, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business and its successors and assigns.

“Sanctioned Person” shall mean, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state.

“Sanctions” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

“SEC” shall mean the Securities Exchange Commission or any successor thereto.

“Secured Parties” shall have the meaning assigned the term “First Lien Secured Parties” in the respective Security Documents.

“Secured Trading Facility” shall mean the secured trading facility of the Borrower or a Subsidiary Guarantor as in effect on or after the Closing Date or as may be in effect from time to time (on terms substantially consistent with the terms previously disclosed to the Administrative Agent) (including as may be amended, amended and restated, or otherwise modified) and which may be subject to the First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guarantee and Collateral Agreement, each Mortgage, the First Lien Intercreditor Agreement, and, after the execution and delivery thereof, any intercreditor agreement entered into by the Administrative Agent or Collateral Trustee as contemplated herein with respect to any Collateral (including the Junior Lien Intercreditor Agreement); provided that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.03 and 10.01(a) and (y) the term “Credit Documents” as used in Sections 10.04(b)(i)(A) and 13.01.

“Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Senior Secured Net Debt on such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.

“Separation Agreement” shall mean the Separation Agreement to be dated on or prior to the Closing Date between the Borrower and PPL Corp, together with all schedules, annexes, exhibits and other attachments thereto.

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $25,000,000.

“Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such Regulation is in effect on the Closing Date.

“SPC” shall have the meaning provided in Section 13.04(g).

“Specified Default” shall mean a Default or an Event of Default arising under Section 11.01 or 11.05.

“Specified Disposition” shall mean the sale, disposition or other transfer of the Equity Interests of any Specified Subsidiary, or any assets thereof, in connection with obtaining regulatory approval for the Transactions, including as part of any required “market mitigation,” and any sale or disposition identified on Schedule 1.01(c).

“Specified Representations” shall mean those representations and warranties of the Borrower and the Subsidiary Guarantors in Sections 8.01(i) (solely as to the Borrower and the Subsidiary Guarantors), 8.02, 8.03(i) and (iii) (but not as it relates to the consummation of the Transactions), 8.05(b), 8.08, 8.11, 8.15 and 8.19.

“Specified Subsidiary” shall mean any Subsidiary of the Borrower identified in writing to the Administrative Agent prior to the Closing Date in connection with obtaining regulatory approval for the Transactions, including as part of any required “market mitigation,” and any sale or disposition identified on Schedule 1.01(c).

“Specified Transaction” shall mean any incurrence or repayment of Indebtedness (other than for working capital purposes) or any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary (including pursuant to Section 9.11), any acquisition permitted under this Agreement, any Significant Asset Sale or other asset sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any asset sale of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Spin-Off” shall mean the separation of the Borrower from PPL Corp. pursuant to the Separation Agreement dated as of June 9, 2014, such that from and after such spin-off, the Borrower will no longer be a Subsidiary of PPL Corp.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder, in each case determined without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Certificates” shall mean Collateral consisting of certificates representing Equity Interests held by the Borrower or any Subsidiary Guarantor (provided that the Borrower and the Subsidiary Guarantors shall not be required to deliver Stock Certificates constituting Excluded Assets, including Stock Certificates issued by any Controlled Foreign Corporation representing in excess of 65% of the voting Capital Stock of such Controlled Foreign Corporation) for which a security interest can be perfected by delivering such Stock Certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

“Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is (i) if incurred by the Borrower, subordinated in right of payment to the Obligations in form and substance reasonably satisfactory to the Administrative Agent or (ii) if incurred by the Borrower or a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Person pursuant to the Guarantee and Collateral Agreement and the Obligations, as the same relate to such Person in form and substance reasonably satisfactory to the Administrative Agent.

“Subsidiary” shall mean, with respect to any specified Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each direct and indirect Wholly-Owned Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary), in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations under the Guarantee and Collateral Agreement in accordance with the terms and provisions thereof.

“Swingline Facility” shall mean the portion of the revolving credit facility made available by the Swingline Lender as provided in Section 2.01(d).

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Limit” shall mean $25,000,000.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Talen” shall mean Talen Energy Corporation, a Delaware corporation.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” shall mean Incremental Term Loans and Other Term Loans.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower then last ended for which financial statements have been delivered or were required to be delivered pursuant to Section 9.01(a) or (b), as applicable, in each case taken as one accounting period; provided that in the case of determinations of the Fixed Charge Coverage Ratio, Total Leverage Ratio and the Senior Secured Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in Section 1.06 shall be made to the extent applicable.

“Threshold Amount” shall mean $250,000,000.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Total Net Debt on such date to (y) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Transaction” shall mean, collectively, (i) the Spin-Off, (ii) the combination of the Borrower (or the direct parent holding company thereof) (whether by an acquisition of shares, the purchase of assets, by merger or combination of the foregoing) with RJS (such combination, the “RJS Merger Event”), (iii) the refinancing of the Existing RJS Debt, other than the RJS Notes, and Indebtedness of the Borrower (other than Indebtedness set forth on Schedule 10.04 or otherwise permitted under Section 10.04(b)(ii)), (iv) the entering into and, if applicable, Borrowing on the Closing Date under this Credit Facility and (v) the payment of fees and expenses in connection with the foregoing (such fees and expenses, collectively, the “Transaction Expenses”).

“Transaction Expenses” shall have the meaning provided in the definition of “Transaction.”

“Treasury Services Agreement” shall mean any agreement between the Borrower or any Restricted Subsidiary and a counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCC Filing Collateral” shall mean Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary pursuant to an Officer’s Certificate delivered in accordance with Section 9.11, but only to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt or such other Indebtedness as may be permitted in accordance with the terms hereof;

(ii) except as permitted by Section 10.06, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(iii) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by this Agreement; and

(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries except as otherwise permitted by this Agreement.

“Unused Commitment Fee” shall have the meaning provided in Section 4.01(a).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s Revolving Percentage of (A) the Letter of Credit Outstandings at such time and (B) except for purposes of Section 4.01(a), the aggregate principal amount of all Swingline Loans outstanding at such time.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(f).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

1.01. Other Definitional Provisions, etc.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding and, (vi) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents) and all other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, modifications, refinancings, renewals, replacements and restructurings thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, modifications, refinancings, renewals, replacements and restructurings are permitted by the Credit Documents; and (b) references to any law (including by succession of comparable successor laws) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(f) All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.02. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in or application of GAAP after the date hereof.

1.03. Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.04. Times of Day. Unless specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.05. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance (including delivery of any documents or notices) required on a day which is not a Business Day, the date of such payment (other than as specified otherwise herein) or performance shall extend to the immediately succeeding Business Day and such extension shall be reflected in the computation of interest or fees, as the case may be.

1.06. Pro Forma Calculations.

(i) Notwithstanding anything to the contrary herein, the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.06; provided that notwithstanding anything to the contrary in this Section 1.06, when calculating the Senior Secured Leverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Senior Secured Leverage Ratio set forth in Section 10.07, the events described in this Section 1.06 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(ii) For purposes of calculating the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or Calculation Period and (ii) subsequent to such Test Period (or Calculation Period) and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period or Calculation Period, as applicable. Without limiting the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio, the Total Leverage Ratio and Senior Secured Leverage Ratio, any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable Test Period; and any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06, and the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP shall be excluded for purposes of such calculations.

(iii) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness or issues, repurchases or redeems preferred stock included in the calculations of the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio (in each case except for determinations pursuant to Section 10.07 and other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period (or Calculation Period) or (y) subsequent to the end of the applicable Test Period (or Calculation Period) and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (or Calculation Period) in the case of the Fixed Charge Coverage Ratio, the Total Leverage Ratio or the Senior Secured Leverage Ratio. If any Indebtedness that is being incurred on the Calculation Date bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire Test Period (taking into account any Hedging Obligation applicable to such Indebtedness).

(iv) Whenever pro forma effect is to be given to a Specified Transaction or implementation of an operating initiative, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be reasonably anticipated to be realizable within the later of 18 months after the event giving rise thereto or, with respect to any such adjustment in connection with the Transactions, within 24 months after the Closing Date (provided, that to the extent any such operational changes are not associated with a transaction, such changes shall be limited to those for which all steps have been taken for realizing such savings and are factually supportable, reasonably identifiable and supported by an Officer’s Certificate delivered to the Administrative Agent) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that any increase in Consolidated Adjusted EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies shall be subject to the limitations set forth in the definition of Consolidated Adjusted EBITDA; provided that amounts added back pursuant to this Section 1.06 (iv) shall not, when taken together with any add-backs pursuant clauses (vii) and (viii) of the definition of “Consolidated Adjusted EBITDA,” account for more than 25% of Consolidated Adjusted EBITDA in any Test Period (calculated before giving effect to any such add-backs and adjustments).

(v) For purposes of calculating the Fixed Charge Coverage Ratio, the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

1.07. Calculations, Computations. The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that (i) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document (including, without limitation, as a result of the effect of such change on any definition including accounting terms) used in calculating such ratio or determining compliance with such requirement (the “Accounting Change”) and the Borrower shall so request (or the Administrative Agent notifies the Borrower that the Required Lenders so request), the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders) (provided, however, that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies in effect immediately prior to such Accounting Change); (ii) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries, (iii) notwithstanding anything to the contrary contained herein, all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis and (iv) all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any accounting change set forth in Section 1.02 shall contain a schedule showing the adjustments, if any, necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting changes.

1.08. Interest Rate Calculations. All computations of interest, Unused Commitment Fee and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring the period for which such interest, Unused Commitment Fee or Fees are payable.

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments.

(a) Subject to and upon the terms and conditions set forth herein, each Revolving Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the applicable Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof (without premium or penalty) and (iv) shall not exceed for any such Revolving Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Revolving Lender’s Revolving Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans or Swingline Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(b) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the applicable Maturity Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(b), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices, (B) of the cure of such Default or Event of Default or (C) of the waiver of such Default or Event of Default by the Required Lenders.

(c) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Specified Default or upon the exercise of any of the remedies provided in Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Lenders pro rata based on each such Revolving Lender’s Revolving Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Lender hereby irrevocably agrees to make Revolving Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied (or waived), (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under Bankruptcy Law with respect to the Borrower), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Revolving Lenders to share in such Swingline Loans ratably based upon their respective

Revolving Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 11); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(d) If the Maturity Date shall have occurred in respect of any tranche of Revolving Loan Commitments at a time when another tranche or tranches of Revolving Loan Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), no Specified Default then exists or would result therefrom and there shall exist sufficient Unutilized Revolving Loan Commitments with a later Maturity Date or Maturity Dates so that the respective outstanding Swingline Loans could be incurred pursuant the Revolving Loan Commitments which will remain in effect after the occurrence of such Maturity Date, then, subject to the consent of the Swingline Lender, there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Revolving Loan Commitments with a later Maturity Date or Maturity Dates, and such Swingline Loans shall not be so required to be repaid in full on such earliest Maturity Date.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount applicable to such Class. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (10) Borrowings of LIBOR Loans in the aggregate for all Classes of Loans.

2.03. Notice of Borrowing.

(a) Whenever the Borrower desires to incur (x) LIBOR Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three (3) Business Days’ prior notice of each LIBOR Loan to be incurred hereunder or (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one (1) Business Day’s prior notice of each Base Rate Loan to be incurred hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Class specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 p.m. on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error, gross negligence, bad faith or willful misconduct.

2.04. Disbursement of Funds. No later than 12:00 noon on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 1:00 p.m. on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 p.m. on the date specified in Section 2.01(c)), each Lender with a Commitment of the respective Class will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding (or any accrued interest, fees or costs in respect of such Unpaid Drawings), then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit (and any accrued interest, fees or costs in respect of such Unpaid Drawings), second, to the payment in full of any Swingline Loans and third, to the Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on written demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower in writing and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05. Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.12 and shall, if requested by such Lender, also be evidenced if requested by any applicable Lender (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (ii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, the Borrower shall only be required to deliver Notes to Lenders promptly following request for the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in any event be required to make the notations otherwise described in preceding clause (b).

2.06. Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Class) of one or more Types of Loans into a Borrowing (of the same Class) of another Type of Loan; provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted unless the Borrower pays any amounts due under Section 2.11 and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into LIBOR Loans if any Event of Default exists pursuant to Section 11.05 on the date of conversion, (iii) if any Event of Default (other than as referred to in preceding clause (ii)) is in existence on the date of the proposed conversion of a LIBOR Loan, (x) Base Rate Loans may not be converted into LIBOR Loans if the Administrative Agent or the Required Lenders have notified the Borrower that conversions will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), Base Rate Loans may only be converted into LIBOR Loans with an Interest Period of one (1) month and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 noon at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three (3) Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one (1) Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07. Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments; provided that all Mandatory Borrowings shall be incurred from the Revolving Lenders pro rata on the basis of their Revolving Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) Upon the occurrence and during the continuance of any Event of Default under Sections 11.01 or 11.05, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan (other than Loans owed to a Defaulting Lender) shall, in each case, bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate then borne by such Loans, and all other overdue amounts payable hereunder and under any other Credit Document (other than to a Defaulting Lender) shall bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate applicable to Initial Revolving Loans that are maintained as Base Rate Loans from time to time.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on written demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid) at maturity (whether by acceleration or otherwise) and, after such maturity, on written demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 noon on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three, six or, if agreed to by each Lender with Loans and/or Commitments under the relevant Class, twelve month period or (y) if elected by the Borrower, such other period not to exceed one-month; provided that (in each case):

(i) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(v) no Interest Period in respect of any Borrowing of any Class of Loans shall be selected which extends beyond the Maturity Date for such Class of Loans.

If by 12:00 noon on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loans as LIBOR Loans with an Interest Period of one (1) month effective as of the expiration date of such current Interest Period; provided that if the Borrower is not permitted to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

If any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans after the end of the Interest Period then applicable thereto (and the same shall automatically be converted into a Borrowing of Base Rate Loans at the end of such Interest Period) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect.

2.10. Increased Costs, Illegality, etc.

(a) In the event that any Lender (or with respect to clause (iv), any Lender or Agent) shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent) after the Closing Date:

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan (other than with respect to Taxes) because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, to a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, or (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law); or

(iv) at any time, that any Change in Law shall subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any LIBOR Loan;

then, and in any such event, such Lender or Agent, as applicable (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) and clause (ii) above, as applicable, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to

LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower (or if requested by Borrower, deemed a request for Base Rate Loans), (y) in the case of clause (ii) and clause (iv) above, the Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to pay to such Lender or Agent, as applicable, promptly following such Lender’s or Agent’s written request (including documentation reasonably supporting such request) therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or Agent in its reasonable discretion (in accordance with generally accepted financial practices) shall determine) as shall be required to compensate such Lender or Agent for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender or Agent, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender or Agent shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) (or convert such request to a Base Rate Loan) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive by such Governmental Authority (whether or not having the force of law), shall (i) impose, modify or make applicable any reserve, deposit, capital adequacy or liquidity or similar requirement against such Lender’s Commitments hereunder or its obligations hereunder, or against any corporation controlling such Lender based on the existence of such Lender’s Commitments or other obligations hereunder, (ii) impose on any Lender any other conditions relating, directly or indirectly, to this Agreement or any Loan, Commitment or other obligation hereunder, or (iii) subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Commitment or other obligation hereunder, and the result of any of the foregoing is to increase the cost to any Lender or such other corporation or any Agent of making, maintaining or participating in any Loan, Commitment or other obligation hereunder or reduce the amount of any sum received or receivable by any Lender or such corporation hereunder or reduce the rate of return on its capital or liquidity with respect to Loans, Commitments or other obligations, then within fifteen (15) Business Days after receipt of the certificate referred to below by Borrower from any Lender or any Agent (a copy of which certificate shall be sent by any such Lender to the Administrative Agent), the Borrower, subject to the provisions of Section 2.11(b) (to the extent applicable), agrees to pay to such Lender or such Agent such additional amount or amounts as will compensate such Lender or such other corporation or such Agent for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital or liquidity. In determining such additional amounts, each Lender or Agent will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and customary. Each Lender or Agent, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Lender or such Agent (a copy of which certificate shall be sent by such Lender to the Administrative Agent) setting forth in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10 and Section 3.06).

2.11. Compensation.

(a) The Borrower agrees to compensate each Lender, promptly following its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

(b) Notwithstanding anything to the contrary contained herein, with respect to any Lender’s or any Participant’s claim for compensation under Section 2.10(a) or 3.06, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12. Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or (d), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 2.11, 3.06 and 5.04.

2.13. Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), (iii) or (iv), Section 2.10(c) or (d), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, (b) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement as contemplated by clauses (i) through (iii) of the first proviso to Section 13.10(a) or clauses (i) through (vii) of the second proviso to Section 13.10(a), in each case, which has been approved by the Required Lenders or Majority Lenders, as applicable, or (c) if a Lender rejects (or is deemed to reject) the Extension under Section 2.16(a) which Extension has been accepted under Section 2.16(a) by the Majority Lenders of the respective Class, the Borrower shall have the right, in accordance with Section 13.04(c), if no Specified Default then exists or would exist after giving effect to such replacement, to (i) replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) or in the case of a replacement where the consent of the respective Lender is required with respect to less than all Classes of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Class where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Class provided by the Replacement Lender or (ii) terminate the Commitment of such Lender or Issuing Lender, as the case may be, and (x) in the case of a Lender (other than any Issuing Lender), repay all Obligations (other than contingent obligations not then due and payable) of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and/or, in the case of a Revolving Lender, re-allocate such Revolving Lender’s Revolving Percentage of any Letter of Credit Outstanding in

accordance with, and subject to the limitations set forth in Section 2.14(a)(i) as if such Revolving Lender was a Defaulting Lender and if such re-allocation cannot, or can only partially be effected, cash collateralize such Lender’s Revolving Percentage of the Letter of Credit Outstandings in a manner reasonably satisfactory to the applicable Issuing Lender and (y) in the case of an Issuing Lender, repay all Obligations (other than contingent obligations not then due and payable) if such Loans are not being repaid pursuant to this Section 2.13) of the Borrower owing to such Lender relating to the Loans and participations held by the Issuing Lender as of such termination date and cancel or backstop on terms reasonably satisfactory to such Issuing Lender any Letters of Credit issued thereby, provided, that, in the case of any such termination of Commitments pursuant to this clause (ii), such termination shall be sufficient (together with all other consenting Lenders or other Commitments being terminated in connection with the adoption of the applicable proposed change, waiver, discharge or termination) to cause the adoption of the applicable proposed change, waiver, discharge or termination, and such termination shall be in respect of any applicable facility only in the case of clause (a) above or, with respect to a Class vote, clauses (b) or (c) above; provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(c) (and with all fees payable pursuant to said Section 13.04(c) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and, with respect to fees payable by the Replaced Lender, the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings of a given Class, the Revolving Loan Commitments, outstanding Revolving Loans and participations in Letters of Credit of such Class and/or (b) the outstanding Term Loans of a given Class, the outstanding Term Loans of such Class of the respective Lender) of, and (except for the replacement of only outstanding Term Loans) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Class with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Class being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Class, in the case of the replacement of less than all Classes of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) except in the case of the replacement of only the outstanding Term Loans of one or more Classes of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s Revolving Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s Revolving Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b) all obligations of the Borrower then owing to the Replaced Lender (other than those (i) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11(a) or (ii) relating to any Class of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) of the proviso above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.12 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 13.01 and 13.06), which shall survive as to such Replaced Lender to the extent contemplated herein and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the Revolving Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement. In the case of the substitution of a Lender pursuant to this Section 2.13, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption Agreement and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the Replacement Lender executed and delivers such Assignment and Assumption Agreement and/or such other documentation and (y) the date as of which all obligations of the Borrower required to be paid to the Replaced Lender pursuant to this Section 2.13, then the Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption Agreement and/or such other documentation as of such date and the Administrative Agent and the Borrower shall each be entitled (but not obligated) to execute and deliver such Assignment and Assumption Agreement and/or such other documentation on behalf of such Replaced Lender.

2.14. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the Revolving Lenders that are Non-Defaulting Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all Non-Defaulting Revolving Lenders’ Individual Revolving Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Revolving Lenders’ Revolving Loan Commitments and (y) immediately following the reallocation to a Non-Defaulting Revolving Lender, the Individual Revolving Exposure of such Non-Defaulting Revolving Lender does not exceed its Revolving Loan Commitment at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Business Days following written notice by the Administrative Agent (x) first, prepay the unreallocated portion of such Defaulting Lender’s Swingline Loan Exposure (without a permanent commitment reduction) and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender the unreallocated portion such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 102% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii) the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.14(a), then the fees payable to the Revolving Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Percentages; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.14(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Revolving Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b) notwithstanding anything to the contrary contained in Section 2.01(d) or Section 3, so long as any Revolving Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.14(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.14(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Loan Commitments and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Revolving Percentage and (ii) so long as no Event of Default then exists, all applicable funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower. If the Revolving Loan Commitments have been terminated, all other Obligations (other than contingent obligations not due and owing) with respect to the Revolving Loans and Swingline Loans have been paid in full and no Letters of Credit are outstanding (other than such Letters of Credit that are cash collateralized, back-stopped by a letter of credit or otherwise have been agreed to remain outstanding by the applicable Issuing Lender, in each case on terms reasonably acceptable to the applicable Issuing Lender), then, so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.

2.15. Incremental Term Loans; Incremental Revolving Loans.

(a) The Borrower shall have the right to request (by written notice to the Administrative Agent) at any time and from time to time after the Closing Date, (x) one or more incremental term facilities (each, an “Incremental Term Facility”), which may be in the form of additional commitments under an existing Class of Term Loans and the loans thereunder (the “Incremental Term Loans”) and/or (y) one or more increases in the amount of an existing Class of Revolving Loan Commitments (each such increase, a “Revolving Commitment Increase”) and/or, subject to clause (h) below, one or more additional revolving facilities be established (each an “Incremental Revolving Facility” and each incremental revolving commitment thereunder, an “Incremental Revolving Commitment” and, together with any Revolving Commitment Increase, an “Incremental Revolver” and, any Loan made under an Incremental Revolving Commitment, an “Incremental Revolving Loan”); provided that;

(i) at the time of each such request and upon the effectiveness of any Incremental Amendment, no Default or Event of Default shall have occurred and be continuing or shall occur as a result thereof; provided that in the case of any Incremental Facilities the proceeds of which are to be used to finance an acquisition permitted under this Agreement, upon the effectiveness of any Incremental Amendment and the making of such Incremental Term Loan and/or Incremental Revolving Loan, no Specified Default shall have occurred and be continuing or shall occur as a result thereof;

(ii) [reserved];

(iii) each tranche of Incremental Term Loans (or addition of Incremental Term Loans to an existing Class of Term Loans) and each Incremental Revolver shall be in an aggregate principal amount that is not less than $15,000,000 and an integral multiple of $5,000,000 in excess thereof (provided that such amount may be less than $15,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below);

(iv) the aggregate amount of all Incremental Facilities, together with all other Credit Facilities incurred pursuant to Section 10.04(b)(1)(B), and, in each case, all Indebtedness, including letters of credit, thereunder, shall not exceed the Maximum Incremental Facilities Amount as in effect at such time; and

(v) the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower (A) certifying compliance with the requirements of preceding clauses (i) through (iv), inclusive, and (B) containing the calculations (in reasonable detail) required by the preceding clause (iv) and, if applicable, the definition of “Maximum Incremental Facilities Amount.”

(b) (1) All Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall (x) be Obligations under this Agreement and the other applicable Credit Documents, (y) be secured by the relevant Security Documents, and guaranteed under the Guarantee and Collateral Agreement, on a pari passu basis with all Initial Revolving Loans (and other Obligations secured equally and ratably therewith) secured by each such Security Document and guaranteed under the Guarantee and Collateral Agreement (or, at the Borrower’s option, and as may be agreed by the respective Lenders, may be junior in right of payment and/or security to the Initial Revolving Loans and other Obligations secured equally and ratably therewith (and to the extent subordinated in right of payment or security, shall be subject to a Junior Lien Intercreditor Agreement or an alternate intercreditor arrangement reasonably acceptable to the Administrative Agent)) and (z) except as otherwise required below, all other terms of such Incremental Term Loans, if not substantially similar to the terms of the Initial Revolving Loans, as applicable, will be as agreed between the Borrower and the lenders providing such Incremental Term Loans (and to the extent (i) pari passu, shall be subject to the First Lien Intercreditor Agreement, and (ii) not substantially similar to the Initial Revolving Loans shall be reasonably satisfactory to the Administrative Agent); provided, however, that (i) in the case of a new tranche of Incremental Term Loans, (I) the maturity and amortization of such tranche of Incremental Term Loans may differ, so long as such tranche of Incremental Term Loans shall have (a) a final stated maturity date of no earlier than 91 days after the Latest Maturity Date of any outstanding Revolving Loan and (b) a Weighted Average Life to Maturity as determined by the Borrower and the Lenders providing such Incremental Term Facility, but in any event shall not be shorter than the Initial Revolving Loans; provided, that, any Incremental Term Loans shall be permitted to provide for repayment upon a change of control and for customary mandatory prepayments with respect to excess cash flow, asset dispositions, events of loss and incurrences of indebtedness and customary scheduled amortization, (ii) any prepayment of Incremental Term Loans that are pari passu in right of payment and pari passu with respect to security shall be made on a pro rata basis with all then existing Term Loans, except that the Borrower and the lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis) and (iii) in the case of Incremental Term Loans to be made pursuant to (and to constitute a part of) an existing Class of Incremental Term Loans, (I) such new Incremental Term Loans shall have the same scheduled repayment dates as then remain with respect to the respective existing Class of Incremental Term Loans (with the amount of each scheduled repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the respective existing Class of Incremental Term Loans), and (II) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Incremental Term Loans of the respective existing Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of such Class of Incremental Term Loans; and

(2) (x) Any Incremental Revolver will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the Maturity Date applicable to the Initial Revolving Lender and all other terms (other than pricing, maturity and fees) shall be substantially similar to the Initial Revolving Loans (including, without limitation, by being secured by the relevant Security Documents, and guaranteed under the Guarantee and Collateral Agreement, on a pari passu basis with all Initial Revolving Loans (and other Obligations secured equally and ratably therewith) secured by each such Security Document and guaranteed under the Guarantee and Collateral Agreement), (y) any Revolving Commitment Increase shall be subject to the terms and conditions applicable to Revolving Loans of the applicable Class being increased in this Agreement and the other Credit Documents and (z) to the extent that any financial maintenance covenant is added for the benefit of any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is (i) also added for the benefit of any existing Revolving Loans or (ii) only applicable after the Initial Revolving Loan Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Incremental Revolvers (and related outstandings), (B) repayments required upon the maturity date of the applicable Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Incremental Revolvers after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to the provisions of Section 2.01(d) and Section 3.07 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Revolving Loan Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Loan Commitments (and except as provided in Section 2.01(d) and Section 3.07, without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Incremental Revolvers after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Incremental Revolvers and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Initial Revolving Loan Commitments and Initial Revolving Loans. Any Incremental Revolver may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the Revolving Loan Commitments prior to the Incremental Facility Closing Date and (5) the Effective Yield for any new tranche of Incremental Revolving Commitments ranking pari passu with the Initial Revolving Loan Commitments may exceed the Effective Yield then applicable to the Initial Revolving Commitments, provided that, in the case of any Incremental Amendment providing for such new tranche of Incremental Revolving Commitments to become effective prior to the date that is 18 months after the Closing Date, and which new tranche of Incremental Revolving Commitments is pari passu in right of payment and security to the Initial Revolving Commitments, the Effective Yield for the Initial Revolving Commitments shall be increased (to the extent necessary) such that the Effective Yield thereof is not less than the Effective Yield of such new tranche of Incremental Revolving Commitments minus 0.50%.

(c) Each notice from the Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolver.

(d) Incremental Term Loans may be made, and Incremental Revolvers may be provided, by any existing Lender or by any Additional Lender; provided that the Administrative Agent, the Swingline Lender and each Issuing Lender shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolvers if such consent would be required under Section 13.04(c) for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Lender or Additional Lender; provided however, that the consent of each applicable Swingline Lender and each applicable Issuing Lender shall not be required to the extent of any corresponding reduction of Swingline Commitments or Letter of Credit Commitments in connection with such Incremental Revolving Commitments. Commitments in respect of Incremental Term Loans and Incremental Revolver shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Loan Commitment) under this Agreement pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and, to the extent required hereunder, the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

(e) The effectiveness of any Incremental Amendment shall be subject to the satisfaction (or waiver) on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in such Incremental Amendment.

(f) The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolvers for any purpose not prohibited by this Agreement and as agreed to by the Borrower and the lenders providing such Incremental Facility.

(g) No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolvers, unless it so agrees in its sole discretion.

(h) Upon each increase in the Revolving Loan Commitments or incurrence of any Incremental Revolving Commitment pursuant to this Section 2.15, (x) each Revolving Lender immediately prior to such increase or incurrence will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase or the Incremental Revolving Commitment (each, a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Loan Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Loan Commitment and (y) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase or the Incremental Revolving Commitment be prepaid from the proceeds of Revolving Loans made hereunder (reflecting such increase in Revolving Loan Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(i) This Section 2.15 shall supersede any provisions in Section 2.07, 2.08, 13.06 or 13.10 to the contrary.

2.16. Extensions of Revolving Loan Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders having Revolving Loan Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective or Revolving Loan Commitments with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Loan Commitments and otherwise modify the terms of such Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Loan Commitments (and related outstandings)) (each, an “Extension,” and each group of Revolving Loan Commitments, in each case as so extended, as well as the original Revolving Loan Commitments (in each case not so extended), being a “tranche”; any Extended Revolving Loan Commitments shall constitute a tranche of Revolving Loan Commitments from the tranche of Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied: (i) no Specified Default shall have occurred and be continuing at the time the Extension Offer is delivered to the Lenders and immediately prior to or after giving effect to any such Extension, (ii) except as to interest rates, fees, optional redemption or optional prepayment terms, and final maturity, and after the final maturity date of the Initial Revolving Loan Commitment, any other covenants and provisions (which shall be determined by the Borrower and the relevant Revolving Lenders and set forth in the relevant Extension Offer), the Revolving Loan Commitment of any Revolving Lender (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable (as reasonably determined by the Borrower) to the Extending Revolving Credit Lender, as the applicable original Revolving Loan Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments of Loans with respect to Extended Revolving Loan Commitments after the applicable Extension Date shall be made on a pro rata basis with all other Revolving Loan Commitments of such tranche, (2) subject to the provisions of Section 3.07 and 2.01(d) to the extent dealing with Swingline Loans and Letters of

Credit which mature or expire after a maturity date when there exist Extended Revolving Loan Commitments or Incremental Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Loan Commitments (and except as provided in Section 3.07 and 2.01(d), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension Date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Extended Revolving Loan Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Initial Revolving Loan Commitments and Initial Revolving Loans, (iii) if the aggregate principal amount of Revolving Loan Commitments, in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Loan Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Extension Offer, (iv) all documentation in respect of such Extension shall be consistent with the foregoing, (v) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (vi) at no time shall there be no more than five (5) separate Classes of Revolving Loans Commitments outstanding hereunder (including Extended Revolving Loan Commitments and Incremental Revolving Commitments). No Lender shall be obligated to provide any Extension, unless it so agrees in its sole discretion.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Revolving Loan Commitments of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Loans and/or Extended Revolving Loan Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5 and 13.06) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c) No consent of any Lender shall be required to effectuate any Extensions, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Loan Commitments (or a portion thereof) and (B) the consent of the Administrative Agent, the Issuing Lender and Swingline Lender (to the extent the Letter of Credit Commitment and the Swingline Facility is to be extended; provided however, that the consent of each applicable Swingline Lender and each applicable Issuing Lender shall not be required to the extent of any corresponding reduction of Swingline Commitments or Letter of Credit Commitments in connection with such Revolving Loan Commitments), which consent shall not be unreasonably withheld, delayed or conditioned. All Extended Revolving Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis (or, if different, on the same basis as applied to the Obligations being extended) with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Trustee to enter into amendments to this Agreement and the other Credit Documents with the Borrower as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Loan Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16. All such amendments entered into with the Borrower by the Administrative Agent or the Collateral Trustee hereunder shall be binding and conclusive on the Lenders. In addition, if so provided in such amendment, and with the consent of (x) each Issuing Lender, Letters of Credit and (y) the Swingline Lender, Swingline Loans; provided however, that the consent of each applicable Swingline Lender and each applicable Issuing Lender shall not be required to the extent of any corresponding reduction of Swingline Commitments or Letter of Credit Commitments in connection with such Revolving Loan Commitments, in each case expiring on or after the Maturity Date in respect of the Revolving Loans shall automatically be deemed issued under the applicable Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, however, that participation interests in such Letters of Credit or Swingline Loans, as applicable shall, upon effectiveness of the relevant Extension, be deemed to be participation interests under such Extended Revolving Loan Commitments held ratably by the applicable Extending Revolving Credit Lenders and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Collateral Trustee is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Trustee).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

(e) This Section 2.16 shall supersede any provisions in Section 2.07, 2.08, 13.06 or 13.10 to the contrary.

2.17. Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness under this Agreement in respect of (i) all or any portion of any Incremental Term Loans then outstanding under this Agreement or (ii) all or any portion of the Revolving Loans and related extensions of credit (or unused Revolving Loan Commitments) under this Agreement, in the form of (x) Other Term Loans or Other Term Loan Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case, pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu (or, at the Borrower’s option, junior) in right of payment and of security with the other Loans and Commitments hereunder, (ii) shall not be secured by any assets not constituting Collateral and shall not be guaranteed by any entity that is not a Subsidiary Guarantor, (iii) will have such pricing, fees, optional prepayments or redemption terms and premiums as may be agreed by the Borrower and the lenders thereof, (iv) will, in the case of any Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Loan Commitments, share ratably in (or, if junior in right of payment or as to security, on a junior basis in respect of) any prepayments of Term Loans (unless the Other Term Loans agree to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments), (v) will, in the case of any Credit Agreement Refinancing Indebtedness in the form of Other Revolving Loans or Other Revolving Commitments, provide that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to the provisions of Section 2.01(d) and Section 3.07 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists Revolving Loan Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated by Lenders holding Other Revolving Commitments on a pro rata basis with all Lenders with Revolving Loan Commitments in accordance with their percentage of the Other Revolving Loan Commitments and Revolving Loan Commitments (and except as provided in Section 2.01(d) and Section 3.07, without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, other Revolving Loan Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Initial Revolving Loan Commitments and Initial Revolving Loans, (vi) in the case of any Credit Agreement Refinancing Indebtedness that is (x) pari passu, shall be subject to the First Lien Intercreditor Agreement and (y) junior to the Obligations under this Agreement with respect to security, shall be subject to the Junior Lien Intercreditor Agreement, (vii) in the case of any Other Revolving Loans and Other Revolving Commitments, will not contain any mandatory prepayment or commitment reduction provisions other than any such provisions applicable to the then-existing Revolving Loans and Revolving Loan Commitments prior to the Latest Maturity Date with respect to any then in effect Revolving Loans and Revolving Commitments and (viii) will have terms and conditions that are substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.17 shall be in an aggregate principal amount that is (x) not less than $15,000,000 and (y) an integral multiple of $5,000,000 in excess thereof.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Revolving Loans and/or Other Revolving Commitments. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17. In addition, in the case of the provision of any Other Revolving Commitments, participations in Letters of Credit and Swingline Loans shall be reallocated from Lenders holding existing Revolving Loan Commitments to Lenders holding Other Revolving Commitments as needed to reflect the revised Revolving Percentages of the various Revolving Lenders. For the avoidance of doubt, no existing Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness.

(c) Credit Agreement Refinancing Indebtedness may also be incurred outside of this Agreement, subject to the relevant requirements of Section 10.04, the definition of Credit Agreement Refinancing Indebtedness, the satisfaction of Section 2.17(a)(v), if applicable, and, except with respect to Permitted Unsecured Refinancing Debt, Section 2.17(a)(vi), and the various component defined terms as used therein.

(d) This Section 2.17 shall supersede any provisions in Section 2.07, 2.08, 13.06 or 13.10 to the contrary.

SECTION 3. Letters of Credit.

3.01. Letters of Credit.

(a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue (or amend, increase or extend an outstanding Letter of Credit), at any time and from time to time on and after the Closing Date and prior to the fifth Business Day prior to the Revolving Loan Maturity Date, for the account of the Borrower (or, upon the request of the Borrower or any Affiliate thereof), (x) an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender and the Borrower, and (y) an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender and acceptable to the Borrower (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). Each Issuing Lender agrees, subject to the terms of this Agreement, to issue Letters of Credit in an aggregate face amount (i) not to exceed its Letter of Credit Commitment outstanding at any time or (ii) when aggregated with the Letter of Credit Commitments of all of the Issuing Lenders, not to exceed the Revolving Loan Commitments. Letters of Credit may be denominated in Dollars or Canadian Dollars.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the fifth Business Day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital or liquidity requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b) (which has not been rescinded).

3.02. Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (based on the Dollar Equivalent thereof) (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed, when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time and (ii) unless consented to by the Issuing Lender, each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof and (B) five (5) Business Days prior to the then Latest Maturity Date applicable to the Revolving Loan Commitments hereunder (although any such standby Letter of Credit may be automatically extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the then Latest Maturity Date applicable to the Revolving Loan Commitments hereunder, unless (1) each Revolving Lender with Letter of Credit Exposure with respect to such Letter of Credit has approved of such expiration date or (2) the Issuing Lender has approved of such expiration date and the Stated Amount of such requested Letter of Credit has been cash collateralized or back-stopped by a letter of credit on terms reasonably acceptable to the applicable Issuing Lender), it being understood in the case of any Letter of Credit terminating after such date in reliance on this clause (2), that participations in such Letter of Credit pursuant to Section 3.04 shall be terminated on the fifth Business Day prior to the then Latest Maturity Date under the applicable Revolving Loan Commitments hereunder), and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) five (5) Business Days prior to the then Latest Maturity Date applicable to Revolving Loan Commitments hereunder.

3.03. Letter of Credit Requests; Minimum Stated Amount.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three (3) Business Days’ (and four (4) Business Days’ in the case of Letters of Credit denominated in Canadian Dollars) (or such shorter period as is reasonably acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be substantially in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”). If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied (or waived) in writing by the Required Lenders prior to the issuance of such Letter of Credit, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower (or, upon the request of the Borrower any Affiliate thereof) in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.

(c) The initial Stated Amount of each Letter of Credit (other than any Existing Letter of Credit) shall not be less than $10,000 (or the Dollar Equivalent thereof) or such other amount specified on Schedule 1.01(b), or such lesser amount as is acceptable to the respective Issuing Lender.

3.04. Letter of Credit Participations.

(a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Revolving Percentage (or the Dollar Equivalent thereof), in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that, with respect to any Participant, in no event shall the dollar amount represented by the aggregate of the Revolving Percentage of all Letter of Credit Outstandings, the outstanding Revolving Loans and the dollar amount represented by the Swingline Loan Exposure of such Participant exceed the Revolving Commitments of such Participant. Upon any change in the Revolving Loan Commitments or Revolving Percentages of the Lenders pursuant to Section 2.13, 2.14, 2.15, 2.16, 2.17 or 13.04(c), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new Revolving Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, bad faith or willful misconduct or material breach of this Agreement on the part of such Issuing Lender or any of such Issuing Lenders’ or its Affiliates’ employees, directors, officers or agents (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent at the Payment Office for the account of such Issuing Lender the amount of such Participant’s Revolving Percentage (or the Dollar Equivalent thereof) of such unreimbursed payment in same day funds. If the Administrative Agent so notifies, prior to 11:00 a.m. on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender in Dollars such Participant’s Revolving Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Revolving Percentage (or the Dollar Equivalent thereof) of the amount of such payment available to the Administrative Agent at the Payment Office for the account of such respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its Revolving Percentage (or the Dollar Equivalent thereof) of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its Revolving Percentage (or the Dollar Equivalent thereof) of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s Revolving Percentage (or the Dollar Equivalent thereof) of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall pay to each such Participant which has paid its Revolving Percentage (or the Dollar Equivalent thereof) thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, the Administrative Agent shall furnish to such Participant copies of any Letter of Credit issued by any Issuing Lender and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein and therein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05. Agreement to Repay Letter of Credit Drawings.

(a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the applicable Issuing Lender in immediately available funds at the applicable Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), prior to 12:00 noon, not later than one (1) Business Day following receipt by the Borrower of written notice of such payment or disbursement; provided that in the absence of such reimbursement by the Borrower within the period provided above, the amount of the Drawing shall immediately and automatically be deemed to be a Revolving Loan hereunder (with each Participant in the respective Letter of Credit being required to fund its Revolving Percentage (or the Dollar Equivalent thereof) of the respective Unpaid Drawing in accordance with the provisions of Section 3.04(c), which amounts shall immediately and automatically be deemed a part of such Revolving Loan hereunder) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Drawing is deemed to be a Revolving Loan hereunder, the Borrower’s obligation to pay the amount of such Drawing shall be discharged and replaced by the resulting Revolving Loan. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting gross negligence, bad faith or willful misconduct or material breach of this Agreement on the part of such Issuing Lender (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision). Neither the Administrative Agent nor the Lenders, nor any Affiliate of the foregoing Persons nor any of the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower or any Subsidiary of the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower and its Subsidiaries to the extent permitted by applicable law) suffered by the Borrower or any Subsidiary that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct or material breach of this Agreement on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.

3.06. Increased Costs. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such Governmental Authority, central bank or comparable agency (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit, or (iii) subject any Issuing Lender or Participant to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Letter of Credit, and the result of any of the foregoing is to increase the cost to any Issuing Lender, any Agent, or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then within fifteen (15) Business Days after receipt of the certificate referred to below by Borrower from any Issuing Lender, any Agent, or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower, subject to the provisions of Section 2.11(b) (to the extent applicable), agrees to pay to such Issuing Lender, such Agent, or such Participant such additional amount or amounts as will compensate such Issuing Lender, such Agent, or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital on such liquidity requirements. In determining such additional amounts, each Issuing Lender, Agent or Participant, as the case may be, will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and customary; provided that such Issuing Lender’s, Agent’s or Participant’s determination of compensation owing under this Section 3.06 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Issuing Lender, Agent or Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender, Agent or Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for calculation of such additional amounts.

3.07. Provisions Related to Extended Revolving Loan Commitments. If the Maturity Date in respect of any tranche of Revolving Loan Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Loan Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 3.04) under (and ratably participated in by Lenders pursuant to) the Revolving Loan Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Unutilized Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders but only up to the amount of 102% of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date. For the avoidance of doubt, the participations of each Revolving Lender under any Class of Revolving Loan Commitments shall terminate on the Maturity Date of such Class of Revolving Loan Commitments.

3.08. Conflict with Letter of Credit Request. Notwithstanding anything else to the contrary in this Agreement, any Letter of Credit Request or any other document related to issuing a Letter of Credit, (i) in the event of any conflict between the terms hereof and the terms of any Letter of Credit Request or such other document, the terms hereof shall control in all respects and (ii) any grant of a security interest pursuant to any Letter of Credit Request shall be null and void (other than, in the case of trade Letters of Credit, the goods subject to such Letters of Credit and the documents relating to such goods).

3.09. Existing Letters of Credit. Schedule 3.09 contains a description of certain letters of credit that were previously issued by an Issuing Lender for the account of the Borrower or any Affiliate thereof and that will be deemed issued under this Agreement. Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”), shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Closing Date.

SECTION 4. Unused Commitment Fee; Fees; Reductions of Commitment.

4.01. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender a commitment fee (the “Unused Commitment Fee”) for the period from and including the Closing Date to and including the applicable Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Margin(s) applicable to the Unutilized Revolving Loan Commitment of such Non-Defaulting Revolving Lender as in effect from time to time. Accrued Unused Commitment Fee shall be due and payable quarterly in arrears on each Quarterly Payment Date, on the date upon which the Total Revolving Loan Commitment is terminated and, with respect to any Class of Revolving Loan Commitments, the Maturity Date for such Revolving Loan Commitments.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each Revolving Lender (based on each such Revolving Lender’s respective Revolving Percentage) a fee in respect of each Letter of Credit

(the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the relevant Applicable Margin as in effect from time to time during such period with respect to Revolving Loans (of the respective Class or Classes) that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date, on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding and, with respect to any Class of Letter of Credit Commitments, the Maturity Date for such Letter of Credit Commitments.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a fronting fee in respect of each Letter of Credit issued by it (the “Fronting Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.20 % on the daily Stated Amount of such Letter of Credit (or such other rate as shall be separately agreed upon between the Borrower and the Issuing Lender). Accrued Fronting Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower shall pay directly to each Issuing Lender for its own account with respect to each Letter of Credit issued to the Borrower the customary and reasonable issuance, presentation, amendment and other fees, and other standard costs and charges, of such Issuing Lender relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within fifteen (15) Business Days of written demand (including documentation reasonably supporting such request) and are nonrefundable.

(e) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

4.02. Voluntary Termination of Unutilized Revolving Loan Commitments. On three (3) Business Days’ written notice to the Administrative Agent at the Notice Office on or prior to 12:00 noon (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Revolving Loan Commitment in whole, or reduce in part, pursuant to this Section 4.02, in an integral multiple of $5,000,000 in the case of partial reductions to the Total Revolving Loan Commitment; provided that a notice of termination under this Section 4.02 may state that such notice is conditional upon the effectiveness of the receipt of proceeds from the issuance of other Indebtedness or Capital Stock or consummation of an asset sale or the occurrence of other events in which case such notice of termination may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of termination) if such condition is not satisfied; provided further that (i) in the event there is more than one Class of Revolving Loan Commitments then outstanding, such reductions shall be applied to such Class or Classes of Revolving Loan Commitments as shall be designated by the Borrower (subject to, and in accordance with, section 2.15, 2.16 and 2.17, as applicable), (ii) in the circumstances contemplated by preceding clause (i), at the time of any such reduction to the Total Revolving Loan Commitments which is not applied on a proportionate basis to each outstanding Class, the Borrower shall on the date of such reduction (and notwithstanding anything to the contrary contained in this Agreement) effect such borrowings and repayments pursuant to the Revolving Loan Commitments as same will exist after giving effect to the reductions contemplated pursuant to this Section 4.02 so that the outstandings pursuant to the remaining Revolving Loan Commitments shall be based on the revised Revolving Percentages of the various Lenders after giving effect thereto, and (iii) each reduction to any Class of Revolving Loan Commitments shall be applied proportionately to permanently reduce the Revolving Loan Commitment of the respective Class of each Lender with such a Commitment).

4.03. Mandatory Reduction of Commitments. The Revolving Loan Commitments of each Class shall terminate in their entirety on the applicable Maturity Date.

SECTION 5. Prepayments; Payments; Taxes.

5.01. Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 noon at the Notice Office prior written notice (x) on the same Business Day (or telephonic notice promptly confirmed in writing) in the case of Base Rate Loans and (y) three (3) Business Days prior in the case of LIBOR Loans, of its intent to prepay any Loans, which notice (in each case) shall specify whether Incremental Term Loans (including which Class of Term Loans), Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; provided that a notice of prepayment under this Section 5.01 (i) may state that such notice is conditional upon the effectiveness of the receipt of proceeds from the issuance of other Indebtedness or Capital Stock or consummation of an asset sale or the occurrence of other events in which case such notice of prepayment may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; (ii) (x) each partial prepayment of Incremental Term Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $5,000,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent in any given case), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $5,000,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent in any given case) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent in any given case); (iii) except for prepayments made with proceeds of Other Revolving Loans or loans made pursuant to Replacement Revolving Loan Commitments at the time of the establishment of Other Revolving Commitments or Replacement Revolving Loan Commitments, as the case may be, pursuant to Section 2.17, which Loans shall be used first to refinance the outstanding Revolving Loans being refinanced on a basis so that, after giving effect thereto, the outstandings of each Revolving Lender are in accordance with its Revolving Percentages, each prepayment of Revolving Loans pursuant to this Section 5.01 shall be made in proportion to the outstanding principal of Revolving Loans of the various Revolving Lenders, so that each Revolving Lender’s outstandings pursuant to its Revolving Loan Commitments reflect its respective Revolving Percentages as from time to time in effect and (iv) each prepayment pursuant to this Section 5.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.

5.02. Mandatory Repayments.

(a) If on any date the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings (or the Dollar Equivalent thereof), exceeds the Total Revolving Loan Commitment at such time, then the Borrower shall prepay on such date the principal of outstanding Swingline Loans (without a reduction to the Total Revolving Loan Commitment) and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans (without a reduction to the Total Revolving Loan Commitment), in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings (or the Dollar Equivalent thereof) exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b) The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all outstanding Revolving Loans outstanding on such date.

(c) The Borrower shall repay the aggregate principal amount of its Swingline Loans on the earlier to occur of (i) the date that is five (5) Business Days after such Swingline Loan is made and (ii) the Maturity Date.

5.03. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 p.m. on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04. Taxes.

(a) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 5.04) the applicable Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Credit Parties shall jointly and severally indemnify each Lender or Agent, within 15 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) payable or paid by such Lender or Agent, as applicable, or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify any Agent, within 15 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error. Each Lender hereby authorizes such Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender or Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in

Sections 5.04(f)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s or Agent’s reasonable judgment such completion, execution or submission would subject such Lender or Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Agent.

(ii) Without limiting the generality of the foregoing,

(A) any Lender or Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or Agent becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender or Agent is exempt from U.S. federal backup withholding tax; and

(B) any Foreign Lender or Foreign Agent shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Foreign Agent becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender or Foreign Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of the applicable IRS Form W-8 establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, the applicable IRS Form W-8 establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender or Foreign Agent claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender or Foreign Agent is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of the applicable IRS Form W-8; or

(iv) to the extent a Foreign Lender or Foreign Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, the applicable IRS Form W-8, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender or Foreign Agent is a partnership and one or more direct or indirect partners of such Foreign Lender or Foreign Agent are claiming the portfolio interest exemption, such Foreign Lender or Foreign Agent may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender or Foreign Agent shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Foreign Agent becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or Agent under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any Lender or Agent determines in its sole discretion exercised in good faith that it has actually received any refund of Tax with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.04, such Lender or Agent shall pay to such Credit Party an amount that such Lender or Agent shall, in its reasonable discretion exercised in good faith, determines is equal to the net benefit, after tax and without interest, which was obtained by such Lender or Agent in such year as a consequence of such refund; provided that such Credit Party shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Lender or the Administrative Agent be required to pay any amount to any Credit Party pursuant to this paragraph (g) the payment of which would place the Lender or Agent in a less favorable net after-Tax position than the Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document. For the purposes of this Section 5.04 and any related definitions, the term “Lender” shall include any Issuing Lender.

SECTION 6. Conditions Precedent to Credit Events on the Closing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Closing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction (or waiver) of the following conditions:

6.01. Closing Date; Notes. On or prior to the Closing Date, (i) the Effective Date shall have occurred as provided in Section 13.19 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same at least three (3) Business Days prior to the Closing Date the appropriate Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02. Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from Simpson Thacher & Bartlett LLP, New York counsel to the Credit Parties, a customary opinion addressed to the Administrative Agent, the Collateral Trustee and each of the Lenders and dated the Closing Date.

6.03. Company Documents; Proceedings; etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by an Authorized Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and an incumbency and specimen signature of each officer executing any Credit Document in connection herewith on behalf of such Credit Party, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Closing Date, the Administrative Agent shall have received good standing certificates from the jurisdiction of organization and bring down telegrams, electronic PDFs or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper Governmental Authorities or, with respect to any such bring down telegrams, electronic PDFs or facsimiles, service companies.

(c) On the Closing Date, the Administrative Agent shall have received a certificate, dated as of the Closing Date and duly executed by an Authorized Officer of the Borrower, confirming the satisfaction of the conditions precedent set forth in Section 6.12 and 6.13.

6.04. Existing Indebtedness. On the Closing Date and after giving effect to the consummation of the Transaction, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness for borrowed money owed to a Person other than the Borrower or its Subsidiaries, except for Indebtedness permitted to remain outstanding pursuant to Section 10.04 of this Agreement (“Existing Indebtedness”).

6.05. First Lien Intercreditor Agreement. On the Closing Date, the First Lien Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

6.06. [Reserved].

6.07. Security Documents.

(a) On the Closing Date, each Credit Party shall have duly authorized, executed and delivered the Guarantee and Collateral Agreement, which shall be in full force and effect, substantially in the form of Exhibit E (as amended, modified, restated, supplemented or extended from time to time, the “Guarantee and Collateral Agreement”) covering all of such Credit Party’s Guarantee and Collateral Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the foregoing Guarantee and Collateral Agreement;

(ii) executed Perfection Certificate and customary lien searches reasonably requested by the Administrative Agent;

(iii) one or more, as applicable, short-form security agreements that may be filed with the United States Patent and Trademark Office or the United States Copyright Office for the grant of a security interest in patents, trademarks and copyrights, each in substantially the form attached to the Guarantee and Collateral Agreement;

(iv) all certificated Equity Interests of the Credit Parties constituting Guarantee and Collateral Agreement Collateral, together with executed and undated endorsements for transfer relating thereto;

(v) evidence that all other actions necessary to perfect and protect the security interests in Collateral purported to be created by the Guarantee and Collateral Agreement have been taken, and the Guarantee and Collateral Agreement shall be in full force and effect;

(vi) customary certificates of insurance and endorsements naming the Collateral Trustee as an additional insured or loss payee, as the case may be, under applicable insurance policies maintained with respect to the Collateral; and

(b) Notwithstanding anything herein to the contrary, it is understood that, other than with respect to (i) any UCC Filing Collateral, (ii) Stock Certificates of the Borrower and its Wholly-Owned Domestic Subsidiaries and (iii) any Collateral upon which a Lien may be perfected by the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, to the extent (x) any applicable lien searches are not received or (y) any Lien on any Collateral is not provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the receipt of such customary applicable lien searches and the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 6.07, but shall instead be required to be delivered after the Closing Date in accordance with Section 13.16.

6.08. [Reserved].

6.09. Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower substantially in the form of Exhibit F hereto.

6.10. Fees, etc. All fees and expenses required to be paid hereunder on the Closing Date and for which invoices have been received by the Borrower at least three (3) Business Days prior to the Closing Date shall have been paid or directed by the Borrower to be paid from the proceeds of the initial fundings hereunder.

6.11. PATRIOT ACT. On or prior to the second Business Day prior to the Closing Date, the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent reasonably requested at least ten days prior to the Closing Date.

6.12. Specified Representations. The Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

6.13. Transactions. The Spin-Off shall have been consummated in accordance with the terms of the Separation Agreement.

6.14. Delivery of Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing, substantially in the form of Exhibit A-1 with appropriate insertions, executed by any Authorized Officer of the Borrower.

In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction.

SECTION 7. Conditions Precedent to All Other Credit Events. The obligation of each applicable Lender to make Loans, and the obligation of each Issuing Lender to issue, amend, extend or increase Letters of Credit (other than any amendment, increase or extension that does not increase the maximum Stated Amount of such Letter of Credit), is subject, at the time of each such Credit Event (other than Credit Events occurring on the Closing Date) (except as hereinafter indicated), to the satisfaction or waiver of the following conditions:

7.01. No Default; Representations and Warranties. At the time of each such Credit Event (excluding any Mandatory Borrowing and any funding of Revolving Loans pursuant to Section 3.05(a)) and also immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02. Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing or pursuant to Section 3.05(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit (other than an Existing Letter of Credit), the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

Each Notice of Borrowing (other than a Notice of Borrowing requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 7.01 has been satisfied (or waived) on and as of the date of the applicable Borrowing.

SECTION 8. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, and the Issuing Lenders to issue (or the Lenders to participate in) the Letters of Credit as provided herein, the Borrower makes the following representations and warranties.

8.01. Company Status. Each Credit Party (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own or lease its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except, in the case of clauses (i) (other than with respect to the existence of the Borrower) and (iii), for failures which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.02. Power and Authority; Due Authorization, Execution and Delivery. Each Credit Party has all requisite power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent (i) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and (ii) of the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Credit Parties in favor of the Collateral Trustee.

8.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contraventions that would not reasonably be expected, enter individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or Permitted Liens) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, except for any such contravention, breach, default, conflict or Lien that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Restricted Subsidiaries.

8.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party (except for (w) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (x) filings which are necessary to release liens granted pursuant to the document related to the Indebtedness to be refinanced on or about the Closing Date, (y) filings which are necessary to perfect the security interests created under the Security Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

8.05. Financial Statements; Solvency; Projections; No Material Adverse Effect.

(a) The audited consolidated balance sheet of the Borrower at December 31, 2014 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the period ended on such date furnished to the Lenders on or prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower as of such date. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b) On and as of the Closing Date, after giving effect to the Transaction and to all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole, (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the Closing Date, (iii) the present fair saleable value of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including Contingent Obligations) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, Indebtedness, including current obligations, beyond their ability to pay such Indebtedness as it matures in the ordinary course of business. For the purposes hereof, the amount of any Contingent Obligation at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such Contingent Obligations meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

(c) The Projections made available to the Administrative Agent and the Lenders on or prior to the Closing Date have been prepared in good faith and are based on assumptions that the Borrower believes reasonable at the time made, it being recognized by the Administrative Agent and the Lenders, however, that projections are subject to significant uncertainties and contingencies, which may be beyond the Borrower’s and its Subsidiaries’ control, and projections as to future events are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such differences may be material.

(d) After giving effect to the Transaction, since the Closing Date, no event, change or condition has occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to the Credit Documents or (ii) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07. True and Complete Disclosure. All written information concerning the Borrower or any of its Subsidiaries that has been furnished to the Administrative Agent or any Lender in connection the Transactions (excluding information of a general economic or industry nature), when taken as a whole, is, and all other such written information as supplemented (when furnished) hereafter by or on behalf of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender, when taken as a whole, will be, true and accurate in all material respects on the date as of which such information is furnished and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make such information (when furnished and taken as a whole) not materially misleading at such time in light of the circumstances under which such statements were made, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, any pro forma financial information, the budgets, other forward looking information or information consisting of statements, estimates or forecasts regarding the future condition of the industries in which they operate.

8.08. Margin Regulations. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its material activities, in the business of extending credit for the purposes of buying or carrying Margin Stock.

8.09. Tax Returns and Payments. The Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal, state, local and foreign tax returns and other statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries, except where the failure to timely file or cause to be timely filed such Returns would not cause a Material Adverse Effect. The Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Restricted Subsidiaries, as applicable, for the periods covered thereby, except as would not, either individually or in the aggregate, cause a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (i) those that are being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP or (ii) those the failure to pay, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. There is no tax assessment proposed in writing against the Borrower or any of its Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

8.10. Compliance with ERISA.

(a) Schedule 8.10 sets forth each Plan as of the Closing Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrower or any of its Restricted Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to result in revocation of such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any of its Restricted Subsidiaries, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter). No ERISA Event has occurred or is reasonably expected to occur, other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) None of the Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and, if each of the Borrower, any of its Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(c) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either individually or in the aggregate to have a Material Adverse Effect.

(d) The Borrower, its Restricted Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.11. Security Documents.

(a) The provisions of the Guarantee and Collateral Agreement (taken as a whole) are effective to create in favor of the Collateral Trustee for the benefit of the Secured Parties a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) security interest in all right, title and interest of the Credit Parties in the Guarantee and Collateral Agreement Collateral described therein (other than, in the case of proceeds, money not constituting identifiable proceeds of any Collateral), and the Collateral Trustee, for the benefit of the Secured Parties, has (or, after the filing of UCC-1 financing statements in the office and with the information specified by the Credit Parties in the Guarantee and Collateral Agreement, the payment of all applicable fees and the taking of such other actions as are required by the Guarantee and Collateral Agreement, will have) a fully perfected security interest in all right, title and interest in all of the Guarantee and Collateral Agreement Collateral described therein (if and to the extent a security interest in the Guarantee and Collateral Agreement Collateral can be perfected by the filing of UCC-1 financing statements and the other actions required by the Guarantee and Collateral Agreement), superior and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

(b) The recordation of the grants of security interest in patents and the grants of security interest in trademarks in the respective forms attached to the Guarantee and Collateral Agreement, in each case, in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement and payment of all applicable fees, will create, as may be perfected by such filing and recordation, a perfected security interest in the trademark registrations and patents that are part of the Guarantee and Collateral Agreement Collateral, and the recordation of the grant of security interest in copyrights substantially in the form attached to the Guarantee and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the copyright registrations that are a part of the Guarantee and Collateral Agreement Collateral.

(c) Upon filing or recording, as applicable, with the appropriate recording office, each Mortgage shall create, as security for the obligations purported to be secured thereby, a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) perfected security interest in and mortgage Lien on the respective Mortgaged Property in favor of the Collateral Trustee (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

8.12. Properties. All Real Property with a value in excess of $40,000,000 that is owned by the Borrower or any of its Restricted Subsidiaries as of the Closing Date is correctly set forth in Schedule 8.12. Each of the Borrower and each of its Restricted Subsidiaries has good title to all material property owned by it (except where the failure to have such title, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect). All such material property of the Borrower and its Restricted Subsidiaries are owned or leased free and clear of all Liens other than Permitted Liens.

8.13. Subsidiaries. On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.13. Schedule 8.13 sets forth, as of the Closing Date, the exact legal name of each such Subsidiary and its jurisdiction of organization, the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock or other Equity Interests of each of its Subsidiaries and also identifies each of the direct owners thereof. All outstanding shares of Equity Interests of each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable).

8.14. Compliance with Statutes, etc. The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (but not including, in each case, any such statutes, orders or restrictions which is the subject of any other Section in this Section 8, including, without limitation, 8.10, 8.16, 8.17 and 8.19).

8.15. Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.16. Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or as set forth on Schedule 8.16, none of the Borrower or any of its Restricted Subsidiaries: (a) has failed to comply with any Environmental Law or to obtain, maintain, renew and comply with any permit, license, registration or other approval required under Environmental Law; (b) has received any Environmental Claim that would reasonably be expected to result in the termination, revocation or modification of any permit, license, registration, emissions credits or other approval required under Environmental Law; or (c) possesses knowledge (i) that the Borrower or any of its Restricted Subsidiaries has become subject to any Environmental Claim encumbering any Mortgaged Property, or (ii) of facts, conditions or circumstances that, would reasonably be expected to result in an Environmental Claim against the Borrower or any Restricted Subsidiary. This Section 8.16 sets forth the sole representations and warranties of the Borrower and its Restricted Subsidiaries with respect to environmental and occupational health and safety matters and Hazardous Materials.

8.17. [Reserved].

8.18. Intellectual Property, etc. The Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information, know-how of any type and other similar intellectual property rights, and formulas or rights with respect to the foregoing, needed to conduct the businesses of the Borrower and its Restricted Subsidiaries as presently conducted, without any known conflict with or infringement or misappropriation on any such rights of others which, or the failure to own or have which, as the case may be, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.19. Anti-Terrorism Laws; OFAC; FCPA. Neither any Credit Party nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, is a Sanctioned Person. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Sanctions, (b) the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Act”) or (c) the Foreign Corrupt Practices Act (Pub. L. 95-213 (signed into law December 19, 1977)) (the “FCPA”), as amended from time to time. None of the Credit Parties is a blocked person described in Section 1 of the Anti-Terrorism Order. The Borrower will not knowingly use the proceeds of any Loan or part of the proceeds of any Letter of Credit (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the FCPA or any other applicable anti-corruption law.

No Credit Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or to its knowledge is otherwise associated with any such Person in any manner that violates in any material respect Section 2 of such executive order or (iii) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

8.20. Energy Regulatory Matters. Each of the Borrower and the Restricted Subsidiaries (a) to the extent any such entity is a “public utility” under the FPA, such entity has obtained blanket authority from FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA or is otherwise subject to exemption with respect to such activities and (b) with respect to any such entity that is a “public-utility company” under PUHCA, is an “exempt wholesale generator” or is otherwise subject to similar exemption under PUHCA.

SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment and all Letters of Credit have terminated (or such Letters of Credit have been cash collateralized, back-stopped by a letter of credit or otherwise been agreed to remain outstanding by the applicable Issuing Lender, in each case on terms reasonably acceptable to the applicable Issuing Lender) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than contingent obligations which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Information Covenants. The Borrower will furnish to the Administrative Agent (who will make available to each Lender):

(a) Quarterly Financial Statements. Within 50 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 100 days after the close of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2014), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year, setting forth comparative figures for the preceding Fiscal Year and certified by Ernst & Young LLP or any other independent certified public accountants of recognized national or international standing as determined by the Borrower, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification (other than those solely with respect to (x) any projected failure to comply with the covenant set forth in Section 10.07 on a future date or in a future period and/or (y) with respect to any report delivered within one year prior to a Maturity Date, any such qualification made due to such Maturity Date occurring within one year after such report)) or exception as to scope of audit and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year consistent with the Borrower’s historical practices.

Simultaneously with the delivery of each set of financial statements referred to in Sections 9.01(a) and (b); the related financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements.

(c) Annual Budget. Within 5 Business Days after delivery of the financial statements required by Section 9.01(b), a detailed (as reasonably determined by the Borrower) consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the principal assumptions used for purposes of preparing such budget).

(d) Officer’s Certificates. Concurrently with the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in substantially the form of Exhibit G (each, a “Compliance Certificate”) (with blanks appropriately completed and with any deviations from such form as may be acceptable to the Administrative Agent) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing on the date of such Compliance Certificate or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken in connection therewith, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 10.07 at the end of such Fiscal Quarter or Fiscal Year, as the case may be and (ii) identify each Subsidiary as a Restricted Subsidiary, Specified Subsidiary, Excluded Subsidiary, Excluded Project Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate.

(e) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five (5) Business Days after any senior officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken in connection therewith, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has been adversely determined or has a reasonable likelihood of adverse determination and such adverse determination has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (y) with respect to any Credit Document or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Other Information. Promptly after the filing or delivery thereof, copies of all financial statements, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents), proxy statements and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall publicly file with the SEC or deliver generally to holders (or any trustee, agent or other representative thereof) of any Qualified Equity Interests or any Indebtedness in excess of the Threshold Amount (in each case, to the extent not otherwise provided hereunder).

Promptly following reasonable request, such other information or documents (financial or otherwise) regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding anything to the contrary contained in this Section 9.01, neither the Borrower nor any of its Restricted Subsidiaries shall be required to deliver to the Administrative Agent or any Lender, or otherwise disclose or permit the inspection or discussion of, any information (i) subject to confidentiality agreements or attorney/client work privilege or which constitutes attorney work-product, (ii) that constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (f) of this Section 9.01 shall be satisfied with respect to financial information or other information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Borrower or (B) the Borrower’s Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC; provided, that with respect to clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 9.01(b), such materials are accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of national standing reasonably acceptable to the Administrative Agent, which report and opinion shall otherwise comply with the requirements related thereto in Section 9.01(b).

Documents and financial information required to be delivered pursuant to Sections 9.01(a), (b) or (f) (to the extent such financial information is included in materials filed with the SEC or posted on the relevant website, as the case may be) shall be deemed to have been delivered to the Administrative Agent on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the Borrower’s website address identified to the Administrative Agent in writing from time to time (or a successor internet address as provided by the Borrower in accordance with Section 13.03), (ii) on which such information has been posted on the Borrower’s behalf on IntraLinks (or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent)) or (iii) is available via the EDGAR system of the SEC on the Internet.

9.02. Books, Records and Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct (in all material respects) entries in conformity with GAAP (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent to visit and inspect, under guidance of officers of the Borrower or such Restricted Subsidiary and subject to any applicable safety rules and procedures, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) in the absence of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 9.02 more often than two times during any Fiscal Year and only one such time shall be at the Borrower’s reasonable expense; and provided, further, that when an Event of Default exists, the Administrative Agent and its designees may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further, that notwithstanding anything to the contrary contained in this Section 9.02, neither the Borrower nor any of its Restricted Subsidiaries shall be required to deliver to the Administrative Agent or any Lender, or otherwise disclose or permit the inspection or discussion of, any information (i) subject to confidentiality agreements or attorney/client privilege or which constitutes attorney work product, (ii) that constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law.

9.03. Maintenance of Property; Insurance.

(a) The Credit Parties will (i) keep all tangible property necessary to the business of the Credit Parties in satisfactory working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies (provided, however, there shall be no breach of this Section 9.03 if any such insurer becomes financially unsound and the applicable Credit Party obtains insurance coverage from a different financially sound and reputable insurer) insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies engaged in similar businesses as the Borrower and its Restricted Subsidiaries (after giving effect to any self-insurance reasonable and customary for Persons engaged in similar businesses as the Borrower and its Restricted Subsidiaries) as reasonably determined by the Borrower. Such insurance, except to the extent any such insurance is not generally available in the marketplace from commercial insurers, shall include physical damage insurance on all material real and personal property (whether now owned or hereafter acquired) on an all risk basis and consistent with the past practices of the Borrower. Such insurance shall name the Collateral Trustee as additional insured or loss payee, as applicable.

(b) If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep and maintain flood insurance in an amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

9.04. Existence; Franchises. The Borrower will, and will cause each of its Restricted Subsidiaries to do or cause to be done all things necessary, as determined in the Borrower’s reasonable business judgment, to preserve and keep in full force and effect its existence and its franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets, dispositions and other transactions by the Borrower or any of its Restricted Subsidiaries in accordance with the terms herein, (ii) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction or (other than with respect to the Borrower) failure to otherwise preserve or keep in full force and effect its existence or rights, franchises, licenses, permits, copyrights, trademarks or patents, if such withdrawal or failure would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the expiration of copyrights or patents at the end of their statutory term.

9.05. Compliance with Statutes, etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls and ERISA), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06. Compliance with Environmental Laws. The Borrower will comply, and will take reasonable action to cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.07. End of Fiscal Years. The Borrower will cause its fiscal year to end on December 31 of each calendar year; provided, however, that the Borrower shall be permitted to change the end of its fiscal year upon not less than 10 Business Days advance notice to the Administrative Agent.

9.08. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim which (i) is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to pay would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

9.09. Use of Proceeds. All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower, its Restricted Subsidiaries and any Affiliates thereof in accordance with the terms hereof (including, without limitation, to finance acquisitions permitted under this Agreement, capital expenditures, dividends, restricted payments and Permitted Investments).

9.10. Additional Security; Further Assurances; etc.

(a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Trustee for the benefit of the Secured Parties security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party (other than Excluded Assets) as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent (collectively, as amended, restated, supplemented or otherwise modified from time to time, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Trustee and the Borrower and shall constitute valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) under applicable domestic law and perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect (if and to the extent the assets subject to the applicable Additional Security Document can be perfected by the actions required by such Additional Security Document), preserve and protect the Liens in favor of the Collateral Trustee required to be granted pursuant to the Additional Security Documents and all material taxes, fees and other charges payable in connection therewith shall be paid in full to the extent due and owing. Notwithstanding the foregoing, this Section 9.10(a) shall not apply to (and the Borrower and its Restricted Subsidiaries shall not be required to grant a Mortgage in) any owned Real Property the Fair Market Value or book value of which (as reasonably determined by Borrower or such Subsidiary) is less than or equal to $40,000,000 (provided that the Borrower and its Restricted Subsidiaries shall not be required to grant a Mortgage in any Real Property that the Fair Market Value and book-value are less than the foregoing threshold on the Closing Date).

(b) The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, authorize, file and/or deliver to the Collateral Trustee from time to time such other documents, assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents (other than Excluded Assets) as the Collateral Trustee may reasonably require. Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Trustee with respect to additional Real Property collateral such opinions of counsel, Mortgage Policies and other related documentation of the type described on Schedule 13.16 as may reasonably be requested by the Administrative Agent or the Collateral Trustee. Notwithstanding the foregoing, nothing in this Agreement shall require any Credit Party to make (i) any filings or take any other action to record or perfect the Collateral Trustee’s Lien in any intellectual property outside the United States and (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

(c) Subject to Section 13.16 (to the extent applicable), the Borrower agrees that each action required by clauses (a) and (b) of this Section 9.10 shall be completed within ninety (90) days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such time may be extended by the Administrative Agent or the Collateral Trustee, as applicable, in its reasonable discretion).

(d) After the Closing Date, upon (i) the formation or acquisition of any new direct or indirect Wholly-Owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) of the Borrower, (ii) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (iii) the designation in accordance with Section 9.11 of any existing direct or indirect Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary within ninety (90) days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion, the Borrower shall (I) cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor to duly execute and deliver to the Administrative Agent or the Collateral Trustee (as appropriate) joinders to the applicable Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, subject to local law requirements, with the Security Documents in effect on the Closing Date), in each case granting first-priority Liens (subject to Permitted Liens) required by this Section 9.10, (II) take and cause such Restricted Subsidiary that is required to become a Subsidiary Guarantor to take whatever action (including the recording of

Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Trustee to vest in the Collateral Trustee (or in any representative of the Collateral Trustee designated by it) valid and perfected Liens to the extent required by the Credit Documents, and to otherwise comply with the requirements in this Section 9.10 or the Security Documents and (III) deliver or cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor (and the parent of each such Domestic Subsidiary that is a Subsidiary Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to Security Documents, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.

(e) Notwithstanding anything to the contrary contained in this Section 9.10, the Administrative Agent shall not require perfection in, and the Borrower shall not be required to perfect, any assets as to which the Borrower and the Administrative Agent shall reasonably determine that the cost, burden, difficulty or consequences of perfecting a security interest in such asset is excessive in relation to the value of the security to be afforded thereby.

(f) No Credit Party shall be required to obtain control agreements or perfect the Lien granted to the Collateral Trustee by “control” with respect to any Collateral (including deposit accounts, securities accounts, etc.) other than, to the extent constituting Collateral, certificated Equity Interests of the Borrower’s Restricted Subsidiaries and promissory notes.

(g) No Credit Party shall be required to obtain landlord lien waivers, bailment lien waivers or estoppels letters with respect to any leased property of such Credit Party.

(h) Liens required to be granted from time to time pursuant to this Section 9.10 shall be subject to exceptions and limitations set forth in this Agreement and the other Credit Documents.

(i) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, any Investment in RJS prior to the RJS Merger Event in an amount exceeding $40,000,000 in the aggregate shall only be made by the Borrower or a Subsidiary Guarantor and shall be in the form of Indebtedness owed by RJS to the Borrower or a Subsidiary Guarantor and shall be evidenced by a promissory note, which shall be pledged to the Collateral Trustee for the benefit of the Secured Parties in accordance with the Guarantee and Collateral Agreement.

9.11. Designation of Subsidiaries.

(a) The Borrower may, by an Officer’s Certificate, at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation (or re-designation), no Default or Event of Default shall have occurred and be continuing and (ii) in the case of the designation of a Subsidiary as an Unrestricted Subsidiary, the Subsidiary to be so designated does not (directly, or indirectly, through its Subsidiaries) at such time own any Equity Interests or Indebtedness of, or own or hold any lien on any property of, the Borrower or any of its Restricted Subsidiaries. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value as reasonably determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein and will reduce the amount available for Restricted Payments under the provisions of Section 10.03 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower. Such designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute, at the time of designation, the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value as reasonably determined by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary, and such designation will only be permitted if such Indebtedness is permitted under Section 10.04, calculated on a pro forma basis as if such designation had occurred at the beginning of the most recently-ended Test Period. If, at any time, any Unrestricted Subsidiary remains a Subsidiary of the Borrower, but fails to meet the requirements set forth in the definition of Unrestricted Subsidiary or clause (ii) of the proviso to the first sentence of this Section 9.11(a) as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for the purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date.

(b) The Borrower may, by an Officer’s Certificate, at any time designate any Restricted Subsidiary as an Excluded Project Subsidiary or designate (or re-designate, as the case may be) any Excluded Project Subsidiary as a Restricted Subsidiary that is not an Excluded Project Subsidiary; provided that (i) immediately before and after such designation (or re-designation), no Default or Event of Default shall have occurred and be continuing and (ii) in the case of the designation of a Subsidiary as an Excluded Project Subsidiary, the Subsidiary to be so designated does not (directly, or indirectly, through its Subsidiaries) at such time own any Equity Interests or Indebtedness of, or own or hold any lien on any property of, the Borrower or any of its Restricted Subsidiaries. The designation of any Subsidiary as an Excluded Project Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value as reasonably determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein and will reduce the amount available for Restricted Payments under the provisions of Section 10.03 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower. Such designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Excluded Project Subsidiary. The designation of any Excluded Project Subsidiary as a Restricted Subsidiary that is not an Excluded Project Subsidiary shall constitute, at the time of designation, the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time that would otherwise only have been permitted to have been incurred by an Excluded Project Subsidiary and a return on any Investment by the Borrower in Excluded Project Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value as reasonably determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary, and such designation will only be permitted if such Indebtedness is permitted under Section 10.04, calculated on a pro forma basis as if such designation had occurred at the beginning of the most recently-ended Test Period. If, at any time, any Excluded Project Subsidiary remains a Subsidiary of the Borrower, but fails to meet the requirements set forth in the definition of Excluded Project Subsidiary or clause (ii) of the proviso to the first sentence of this Section 9.11(b) as an Excluded Project Subsidiary, it will thereafter cease to be an Excluded Project Subsidiary for the purposes of this Agreement and, unless it is, or has been, designated as an Unrestricted Subsidiary at or prior to the time of such failure, any then outstanding Indebtedness of such Subsidiary that would otherwise only have been permitted to have been incurred by an Excluded Project Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not an Excluded Project Subsidiary as of such date.

9.12. Ratings. The Borrower shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating (but not a specific rating) of the Borrower and a rating (but not a specific rating) of each Class of the Loans existing on the Closing Date, in each case from Moody’s, and (ii) a public corporate credit rating (but not a specific rating) of the Borrower and a rating (but not a specific rating) of each Class of the Loans existing on the Closing Date, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees.

9.13. Status as Senior Debt. The Obligations constitute, and shall continue to constitute, senior Indebtedness (or the equivalent thereof) under each issue of Subordinated Indebtedness.

SECTION 10. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment and all Letters of Credit have terminated (or such Letters of Credit have been cash collateralized, back-stopped by a letter of credit or otherwise been agreed to remain outstanding by the applicable Issuing Lender, in each case on terms reasonably acceptable to the applicable Issuing Lender) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any contingent obligations not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) Liens created by or pursuant to this Agreement and the Security Documents and Liens on Indebtedness incurred pursuant to and in compliance with Section 10.04(b)(i) and/or 10.04(b)(iii) (except to the extent the respective Indebtedness is Permitted Unsecured Refinancing Debt or any Permitted Refinancing Indebtedness incurred in respect thereof) hereof;

(b) Liens to secure obligations with respect to (i) contracts (other than for Indebtedness) for commercial and trading activities for the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service (which Liens may, but shall not be required to, be held by the Collateral Trustee pursuant to and in accordance with the First Lien Intercreditor Agreement), (ii) Hedging Obligations (which Liens may, but shall not be required to, be held by the Collateral Trustee pursuant to and in accordance with the First Lien Intercreditor Agreement), and (iii) Indebtedness incurred pursuant to and in compliance with Secured Trading Facility or any Permitted Refinancing Indebtedness incurred in respect thereof which Liens shall be held by the Collateral Trustee pursuant to the First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, or, if not so held by the Collateral Trustee, shall not extend to any assets of the Borrower or any Restricted Subsidiary other than cash and/or letters of credit, including Letters of Credit issued pursuant to this Agreement;

(c) Liens on assets of Excluded Subsidiaries securing Indebtedness and/or other obligations of Excluded Subsidiaries that were permitted by the terms of this Agreement to be incurred;

(d) Liens (i) in favor of the Borrower or any of the Subsidiary Guarantors; or (ii) incurred by Excluded Project Subsidiaries in favor of any other Excluded Project Subsidiary or in connection with any Indebtedness incurred under clause (xii) of Section 10.04(b);

(e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

(f) Liens to secure obligations to vendors or suppliers covering the assets sold or supplied by such vendors or suppliers, including Liens to secure Indebtedness or other obligations (including Capital Lease Obligations) permitted by clauses (iv), (xv) and (xxiii) of Section 10.04(b) covering only the assets acquired with or financed by such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender;

(g) Liens existing on the Closing Date (other than Liens created by or pursuant to this Agreement and the Security Documents) which are listed, and the property subject thereto described, in Schedule 10.01, plus renewals, replacements, refinancings, restructurings and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest, fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and an amount equal to any unutilized commitments in respect of such Indebtedness and (ii) any such renewal, replacement, refinancing, restructuring or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Borrower or any Restricted Subsidiaries, unless such Lien is otherwise permitted under separate provisions of this Section 10.01;

(h) Liens for taxes, assessments or governmental charges or levies or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(i) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s and mechanics’ Liens and other similar Liens;

(j) survey exceptions, encroachments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, oil, gas and other mineral interests and leases, and other similar purposes, or zoning or other restrictions as to the use of real property and other similar encumbrances and minor title deficiencies, in each case that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(k) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that;

(i) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure or would be required to secure (including, without limitation, any after-acquired property) the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(l) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security;

(m) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off;

(n) (i) licenses, sublicenses, leases or subleases granted to others that do not materially interfere with the business of the Borrower or its Restricted Subsidiaries, (ii) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party (including any Liens on the interest of such lessor, sublessor, licensor or sublicensee) and (iii) licenses or sublicenses granted by the Borrower or any of its Restricted Subsidiaries to customers;

(o) [reserved];

(p) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary; provided that such Liens were in existence (or were required to extend to such assets, including by way of an after-acquired property provision) prior to, and not incurred in contemplation of, or to finance, such acquisition;

(q) Liens arising from (i) Uniform Commercial Code financing statements filed on a precautionary basis in respect of operating leases entered into in the ordinary course of business or intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement) and (ii) attachment and judgment Liens in respect of decrees and judgments to the extent, and for so long as, such judgments and decrees do not, individually or in the aggregate constitute an Event of Default under Section 11.08;

(r) Liens on assets and Equity Interests of a Subsidiary that is an Excluded Project Subsidiary or an Unrestricted Subsidiary;

(s) Liens to secure Indebtedness or other obligations incurred to finance Necessary Capital Expenditures that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Indebtedness;

(t) Liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt;

(u) Liens on assets or securities deemed to arise in connection with the execution, delivery or performance of contracts to sell such assets or stock otherwise permitted under this Agreement;

(v) any Liens resulting from restrictions on any Equity Interest or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’, participation or other similar agreement between such Person and one or more other holders of Equity Interests or undivided interests of such Person, as the case may be, if a security interest or Lien is created on such Equity Interest or undivided interest, as the case may be, as a result thereof;

(w) Liens resulting from any customary provisions limiting the disposition or distribution of assets or property (including without limitation Equity Interests) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements;

(x) those Liens or other exceptions to title, in either case on or in respect of any facility of the Borrower or any Restricted Subsidiary, arising as a result of any shared land agreement or shared facility agreement entered into after the closing date with respect to such land or facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of the business of the Borrower or such Subsidiary;

(y) Liens on cash deposits and other funds or investment property maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;

(z) Liens securing Treasury Services Agreements of the Credit Parties (which Liens may be, but shall not be required to be, subject to the First Lien Intercreditor Agreement);

(aa) (i) Liens on deposits and deposit accounts securing reimbursement obligations with respect to any cash collateralized letters of credit set forth on Schedule 10.01 or (ii) Liens on Collateral and/or on deposits and deposit accounts securing Indebtedness incurred pursuant to Section 10.04(b)(xiv), which may include, without limitation, credit default swap-collateralized credit facilities; provided that, in the case of Liens on Collateral under this clause (ii), the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the First Lien Intercreditor Agreement and/or Junior Lien Intercreditor Agreement, as applicable; and

(bb) Liens incurred by the Borrower or any Restricted Subsidiary; provided that at the time of incurrence of any such Liens, the aggregate outstanding obligations secured by Liens pursuant to this clause (bb) does not exceed the greater of (i) $500,000,000 and (ii) 5.0% of Consolidated Total Assets.

Notwithstanding the foregoing, the Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien on the Equity Interests of PPL Generation, LLC, PPL EnergyPlus, LLC or RJS, other than (i) Liens securing the Obligations and (ii) Liens securing Indebtedness secured on a pari passu or junior priority basis with the Lien securing the Obligations; provided, in the case of this clause (ii), that (x) such Liens are permitted under clauses (a), (b), or (z) of this Section 10.01 and (y) any such Equity Interests shall also be subject to Liens securing the Obligations and (z) the holders of any obligations secured by Liens secured under clause (ii) shall be subject to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable.

10.02. Consolidation, Merger or Sale of Assets, etc.

(a) The Borrower may not, directly or indirectly: consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower or its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; in each case, unless:

(i) either: (A) the Borrower is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Borrower under the Credit Documents pursuant to joinder agreements or other documents and agreements reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) (A) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.04(a) or (B) the Fixed Charge Coverage Ratio of the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) is greater after giving pro forma effect to such consolidation or merger and any related financing transactions as if the same had occurred at the beginning of the applicable Test Period than the Borrower’s actual Fixed Charge Coverage Ratio for the period.

(b) A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Borrower or another Subsidiary Guarantor, unless:

(i) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under this Agreement and the other Credit Documents on terms and pursuant to documentation reasonably acceptable to the Administrative Agent; or

(B) immediately after giving effect to that transaction, such Person qualifies as an Excluded Subsidiary and any Investments and or Asset Sales effected in connection with such transaction are otherwise permitted by, and treated as, Restricted Payments under Section 10.03, Investments under Section 10.05 and/or Asset Sales under Section 10.08, as applicable.

(c) In addition, the Borrower may not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, lease all or substantially all of the properties or assets of the Borrower and the Subsidiary Guarantors, taken as a whole, in one or more related transactions, to any other Person.

(d) This Section 10.02 shall not apply to (i) a merger of the Borrower with an Affiliate organized under the laws of any state of the United States solely for the purpose of reincorporating the Borrower in another jurisdiction or forming a direct holding company of the Borrower; provided that the Borrower shall promptly provide notice of such merger; (ii) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries (including any sale, transfer, assignment, conveyance, lease or other disposition from a Subsidiary Guarantor or a Restricted Subsidiary that is not a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor) including by way of merger or consolidation and (iii) any transaction that constitutes all or a portion of the Transactions.

(e) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole in a transaction that is subject to, and that complies with the provisions of, Sections 10.02(a) through and including 10.02(d), the successor corporation formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement and the other Credit Documents referring to the “Borrower” shall refer instead to the successor corporation and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement and the other Credit Documents with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from its payment obligations hereunder except in the case of a sale of all of the Borrower’s assets in a transaction that is subject to, and that complies with the provisions of, Section 10.02(a) through and including 10.02(d).

10.03. Restricted Payments.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower or to the Borrower or a Restricted Subsidiary of the Borrower);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than any such Equity Interests owned by the Borrower or any Restricted Subsidiary of the Borrower); or

(iii) make any Restricted Investment;

all such payments and other actions set forth in these clauses (i) through (iii) above being collectively referred to as “Restricted Payments,” unless, at the time of and after giving effect to such Restricted Payment:

(A) no Specified Default has occurred and is continuing or would occur as a consequence of any Restricted Payment described in clause (i) and (ii) of the definition thereof; and

(B) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of Section 10.03(b)), is less than the sum, without duplication, of:

(1) Consolidated Adjusted EBITDA of the Borrower, minus 140% of Consolidated Interest Expense of the Borrower, in each case for the period (taken as one accounting period) from January 1, 2015 to the end of the Borrower’s most recently ended Calculation Period at the time of such Restricted Payment, plus

(2) 100% of the Fair Market Value of any property or assets and the aggregate net cash proceeds in each case received by the Borrower or any of its Restricted Subsidiaries since the Closing Date (x) in exchange for, or from the issue or sale of, Qualified Equity Interests or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Qualified Equity Interests and/or (y) a contribution to its common equity with the net cash and Cash Equivalent proceeds from the issuance and sale by any direct or indirect parent of the Borrower of its Qualified Equity Interests or a contribution to its common equity (in each case of (x) and (y), other than Qualified Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower), plus

(3) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash after the Closing Date, the cash return with respect to such Restricted Investment (less the cost of disposition, if any) to the extent not already included in the Consolidated Adjusted EBITDA of the Borrower since the Closing Date, plus

(4) 100% of any cash received by (i) the Borrower or a Restricted Subsidiary of the Borrower after the Closing Date from an Unrestricted Subsidiary or (ii) the Borrower or a Restricted Subsidiary of the Borrower that is not an Excluded Project Subsidiary after the Closing Date from an Excluded Project Subsidiary, in the case of (i) or (ii), to the extent that such cash was not otherwise included in Consolidated Net Income or Consolidated Adjusted EBITDA of the Borrower for such period, plus

(5) to the extent that any Unrestricted Subsidiary of the Borrower is redesignated as a Restricted Subsidiary, or an Excluded Project Subsidiary is designated as a Restricted Subsidiary that is not an Excluded Project Subsidiary, after the Closing Date, the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation.

(b) The provisions of Section 10.03(a) shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any redemption within 90 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the aggregate proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (other than Disqualified Stock), or from the contribution of common equity capital to the Borrower; provided that the amount of any such proceeds that are utilized for any such Restricted Payment will be excluded from Section 10.03(a)(iii)(B);

(iii) payments in connection with Indebtedness incurred in reliance on Section 10.04(b)(xix) (but not the proceeds thereof);

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis (taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(v) so long as no Default has occurred and is continuing or would be caused thereby, (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, severance agreement, shareholders’ agreement or similar agreement or employee benefit plan or (B) the cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any current or former officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its Restricted Subsidiaries; provided that the aggregate price paid for the actions in clause (A) may not exceed $20,000,000 in any twelve-month period (with unused amounts in any period being carried over to succeeding periods); provided, further that (x) such amount in any calendar year may be increased by the cash proceeds of “key man” life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date less any amount of such cash proceeds previously applied to the making of Restricted Payments pursuant to this clause (v) since the Closing Date and (y) cancellation of the Indebtedness owing to the Borrower from employees, officers, directors and consultants of the Borrower or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower from such Persons shall be permitted under this clause (v) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

(vi) the repurchase of Equity Interests in connection with the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and the repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(vii) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of (A) preferred stock outstanding on the Closing Date, (B) Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower issued on or after the Closing Date in accordance with the terms of this Agreement or (C) preferred stock issued on or after the Closing Date in accordance with the terms of this Agreement or, in the event that any of the instruments described in (A) through (C) above have been converted into or exchanged for Qualified Equity Interests, other Restricted Payments in an amount no greater than and with timing of such payments not earlier than the dividends that would have otherwise been payable on such instruments;

(viii) payments to holders of the Borrower’s Capital Stock (or options with respect thereto) in lieu of the issuance of fractional shares of its Capital Stock (or options with respect thereto);

(ix) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a senior financial officer of the Borrower);

(x) [Reserved];

(xi) Investments in any Person(s) engaged primarily in one or more Permitted Businesses (including, without limitation, Excluded Subsidiaries, Unrestricted Subsidiaries, and Persons that are not Subsidiaries of the Borrower) in an aggregate principal amount not to exceed amounts received by the Borrower in cash from such Person(s) pursuant to any shared services agreement that is on terms otherwise required under Section 10.06(b)(xx);

(xii) in respect of any taxable period for which the Borrower or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar Tax group for U.S. federal or applicable state, local or foreign Tax purposes of which any direct or indirect parent of the Borrower is the common parent, or for which the Borrower is a disregarded entity for U.S. federal or applicable state or local income

Tax purposes, dividends or distributions with respect to the Borrower’s Equity Interests in an amount not to exceed the excess, if any, of (A) the amount of any such U.S. federal, state, local or foreign income Taxes that the Borrower and its Subsidiaries would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group over (B) the amount of such Taxes paid directly by the Borrower and its Subsidiaries to a Governmental Authority for such taxable period; and

(xiii) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments since the Closing Date in an aggregate amount not to exceed the greater of (A) $350,000,000 and (B) 3.0% of Consolidated Total Assets.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by an Authorized Officer of the Borrower; provided, that if the Fair Market Value of such assets or securities involves an aggregate amount in excess of $100,000,000, such Authorized Officer shall deliver to the Administrative Agent an Officer’s Certificate with respect to the Fair Market Value of such assets or securities.

10.04. Indebtedness.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended Calculation Period immediately preceding the date on which such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00:1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness (including Acquired Debt) had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such Calculation Period.

(b) The provisions of Section 10.04(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) (A) the incurrence of Indebtedness and Letters of Credit hereunder and under the other Credit Documents (other than any Indebtedness and Letters of Credit arising from Commitments pursuant to and in accordance with Section 2.15) and (B) the incurrence by the Borrower and/or any Subsidiary Guarantor of Indebtedness and letters of credit under other Credit Facilities and Indebtedness and Letters of Credit arising from Commitments pursuant to and in accordance with Section 2.15 in an aggregate principal amount at any one time outstanding (as measured on each date of an incurrence pursuant to this clause (i)(B)) under this clause (i)(B) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) not to exceed the Maximum Incremental Facilities Amount;

(ii) the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness and any Permitted Refinancing Indebtedness incurred in respect thereof;

(iii) the incurrence by the Borrower and the Subsidiary Guarantors of Indebtedness represented by any Credit Agreement Refinancing Indebtedness;

(iv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of the Borrower or any of its Restricted Subsidiaries or incurred within 270 days thereafter, in an aggregate principal amount at any time outstanding (as measured on the date of each incurrence of Indebtedness pursuant to this clause (iv), but at that time including for purposes of calculation any then outstanding Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv)), not to exceed the greater of (A) $500,000,000 and (B) 5.0% of Consolidated Total Assets;

(v) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than Intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 10.04(a) or Sections 10.04(b)(ii), (iii), (iv), (v), (xv), (xvi), (xvii) and (xxiii);

(vi) the incurrence by the Borrower or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of the Obligations; and

(B) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations (including any upfront payments paid in connection therewith), in each case, entered into by the Borrower or any Restricted Subsidiary, in the ordinary course of business, or, with respect to any such Hedging Obligations constituting Commodity Hedging Agreements, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise consistent with Prudent Industry Practice in order to manage fluctuations in the price or availability to the Borrower or any Restricted Subsidiary of any commodity and/or manage the risk of adverse or unexpected weather conditions;

(ix) the guarantee by (A) the Borrower or any of the Subsidiary Guarantors of Indebtedness of the Borrower or a Subsidiary Guarantor that was permitted to be incurred by another provision of this Section 10.04; and (B) any Excluded Subsidiaries of Indebtedness of any other Excluded Subsidiary; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business;

(xi) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of (x) self-insurance obligations, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (y) warehouse receipts or similar instruments, performance and surety bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business or in connection with judgments that do not result in an Event of Default and obligations in respect of performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries; in each case created or issued in a manner consistent with past practice;

(xii) the incurrence of Non-Recourse Debt by any Excluded Project Subsidiary;

(xiii) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of any Subsidiary; provided that the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(xiv) the incurrence by the Borrower or any Restricted Subsidiary of one or more credit facilities (which shall be in the form of credit default swap-collateralized facilities, letter of credit facilities, or other revolving credit facilities) in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $500,000,000 and (B) 5.0% of Consolidated Total Assets;

(xv) Indebtedness, Disqualified Stock or preferred stock of Persons or assets that are acquired by the Borrower or any Restricted Subsidiary of the Borrower or merged into the Borrower or a Restricted Subsidiary of the Borrower in accordance with the terms of this Agreement; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of, or to finance, such acquisition or merger; provided, further, that after giving effect to such acquisition or merger, either:

(A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.04(a); or

(B) the Fixed Charge Coverage Ratio would be no less than immediately prior to such acquisition or merger;

(xvi) Environmental CapEx Debt; provided that prior to the incurrence of any Environmental CapEx Debt, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate designating such Indebtedness as Environmental CapEx Debt;

(xvii) Indebtedness incurred to finance Necessary Capital Expenditures; provided that prior to the incurrence of any Indebtedness to finance Necessary Capital Expenditures, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate designating such Indebtedness as Necessary CapEx Debt;

(xviii) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xix) the incurrence of Indebtedness in connection with receivables factoring facilities;

(xx) [reserved];

(xxi) following the Spin-Off and to the extent RJS and its Subsidiaries are direct or indirect Restricted Subsidiaries of the Borrower, the incurrence of Indebtedness in respect of the RJS Notes and any Permitted Refinancing Indebtedness in respect thereof;

(xxii) Indebtedness (A) representing deferred compensation or similar obligations to employees incurred in the ordinary course of business and (B) consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment;

(xxiii) the incurrence by the Borrower and/or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding (as measured on the date of each incurrence of Indebtedness pursuant to this clause (xxiii), but at that time including for purposes of calculation any then outstanding Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xxiii)), not to exceed the greater of (A) $500,000,000 and (B) 5.0% of Consolidated Total Assets; and

(xxiv) Indebtedness incurred under the Secured Trading Facility or similar Indebtedness under secured trading facilities entered into on or after the Closing Date in an aggregate principal amount under this clause (xxiv) not to exceed $1,300,000,000.

(c) The Borrower will not incur, and will not permit any Subsidiary Guarantor to incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d) For purposes of determining compliance with this Section 10.04, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 10.04(b), or is entitled to be incurred pursuant to Section 10.04(a), the Borrower will be permitted to classify such item of Indebtedness, other than Indebtedness incurred under Section 2.15 or 10.04(b)(i)(B) on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 10.04. Indebtedness under this Agreement outstanding on the Closing Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of Section 10.04(b). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 10.04; provided, in each such case, that the amount thereof is included in Fixed Charges of the Borrower as accrued.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

(f) The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (A) the Fair Market Value of such asset at the date of determination, and (B) the amount of the Indebtedness of the other Person; provided that any changes in any of the above shall not give rise to a default under this Section 10.04.

(g) Notwithstanding the foregoing or anything to the contrary set forth herein, after the Closing Date, Raven FS Property Holdings LLC may only incur Indebtedness under the following subclauses of Section 10.04(b): (i), (iii) (to the extent such Credit Agreement Refinancing Indebtedness is either secured by Liens on a pari passu or junior lien basis with the Liens securing the Obligations or expressly subordinated to the prior payment in full in cash of the Obligations), (iv), (v) (to the extent such Indebtedness could have otherwise been incurred under this clause 10.04(g)), (vi), (viii) (to the extent such Hedging Obligations are either secured by Liens on a pari passu or junior lien basis with the Liens securing the Obligations or expressly subordinated to the prior payment in full in cash of the Obligations), (ix) (to the extent such Indebtedness being guaranteed could have otherwise been incurred by Raven FS Property Holding LLC under this clause 10.04(g)), (x), (xi), (xii) (to the extent Raven FS Property Holding LLC shall have been designated an Excluded Project Subsidiary in accordance with this Agreement), (xiii)), (xiv) (to the extent such Indebtedness is either secured by Liens on a pari passu or junior lien basis with the Liens securing the Obligations or expressly subordinated to the prior payment in full in cash of the Obligations), (xvi), (xvii), (xviii), (xix), (xxiii) (to the extent such Indebtedness is either secured by Liens on a pari passu or junior lien basis with the Liens securing the Obligations or expressly subordinated to the prior payment in full in cash of the Obligations) and (xxiv).

10.05. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries (other than Excluded Subsidiaries) to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiaries (other than Excluded Subsidiaries) to:

(i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries (other than Excluded Subsidiaries), or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries (other than Excluded Subsidiaries);

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries (other than Excluded Subsidiaries); or

(iii) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries (other than Excluded Subsidiaries).

(b) the restrictions in Section 10.05(a) above will not apply to encumbrances or restrictions existing under or by reason of:

(i) this Agreement and other agreements governing Existing Indebtedness, on the Closing Date;

(ii) the documents governing the issuance of debt securities after the Closing Date in compliance with this Agreement so long as the relevant restrictions as described in clauses (a)(i) through (a)(iii) of this Section 10.05 are not materially more restrictive than those in this Agreement;

(iii) applicable law, rule, regulation or order;

(iv) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(v) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 10.05(a);

(vi) any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(vii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii) Liens permitted to be incurred under Section 10.01 and associated agreements that limit the right of the debtor to dispose of the assets subject to such Liens;

(ix) provisions limiting the disposition or distribution of assets or property in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest, which limitation is applicable only to the assets that are the subject of such agreements;

(x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in connection with a Permitted Business;

(xi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Borrower or any Restricted Subsidiary of the Borrower is a party entered into in connection with a Permitted Business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(xii) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of, or to finance, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(xiii) Indebtedness of a Restricted Subsidiary of the Borrower existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower;

(xiv) with respect to clause (iii) of Section 10.05(a) only, restrictions encumbering property at the time such property was acquired by the Borrower or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(xv) provisions limiting the disposition or distribution of assets or property in agreements governing Non-Recourse Debt, which limitation is applicable only to the assets that are the subject of such agreements;

(xvi) other Indebtedness; provided that (x) the restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, in the good faith judgment of an authorized officer of the Borrower than those contained in the agreements referenced in clauses (i) and (ii) of this Section 10.05(b) and/or (y) in the case of Indebtedness or other obligations incurred pursuant to clause (xv) of Section 10.04(b), the respective restrictions, to the extent more restrictive than those described in preceding clause (x), apply only to the respective assets and/or Persons so acquired;

(xvii) any encumbrance or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 10.05(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refunding’s, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) of this Section 10.05(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refunding’s, replacements or refinancings are, in the good faith judgment of a senior financial officer of the Borrower, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewals, increase, supplement, refunding, replacement or refinancing; and

(xviii) restrictions imposed by (x) following the Spin-Off and to the extent RJS and its Subsidiaries are direct or indirect Restricted Subsidiaries of the Borrower, the RJS Notes or (y) the Secured Trading Facility.

10.06. Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate payments in excess of $50,000,000, unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Borrower (as reasonably determined by the Borrower) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100,000,000, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 10.06 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $200,000,000, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 10.06(a):

(i) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries or approved by an Authorized Officer of the Borrower in good faith;

(ii) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of directors’ fees;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower or its Restricted Subsidiaries;

(vi) Restricted Payments that do not violate the provisions of Section 10.03;

(vii) any agreement in effect as of the Closing Date or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Lenders than the original agreement as in effect on the Closing Date;

(viii) payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by an Authorized Officer of the Borrower in good faith;

(ix) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not, taken as a whole, otherwise materially more disadvantageous to the Lenders;

(x) transactions permitted by, and complying with, the provisions of Section 10.02;

(xi) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party, in each case, in the reasonable determination of a senior financial officer of the Borrower;

(xii) any repurchase, redemption or other retirement of Capital Stock of the Borrower held by employees of the Borrower or any of its Subsidiaries;

(xiii) loans or advances to employees or consultants;

(xiv) any Permitted Investment in another Person involved in a Permitted Business;

(xv) transactions in which the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of this Section 10.06;

(xvi) the issuance of any letters of credit to support obligations of the Borrower or any Affiliate thereof;

(xvii) transactions between or among Excluded Subsidiaries, and any guarantee and/or other credit support provided by the Borrower and/or any Restricted Subsidiary in respect of any Subsidiary or any Minority Investment so long as all holders of Equity Interests in such Subsidiary or Minority Investment (including the Borrower or any Restricted Subsidiary, as applicable) shall participate directly or indirectly in such applicable guarantee and/or other credit support or shall provide a commitment in respect of any related obligation, in each case, on a pro rata basis relative to their Equity Interests in such Minority Investment; provided that any such transaction shall be fair and reasonable and beneficial to the Borrower and its Restricted Subsidiaries (taken as a whole) and consistent with Prudent Industry Practice;

(xviii) transactions relating to management, marketing, administrative or technical services between the Borrower and its Restricted Subsidiaries, or between Restricted Subsidiaries;

(xix) any tax sharing agreement between or among the Borrower and its Subsidiaries so long as such tax sharing agreement is on fair and reasonable terms with respect to each participant therein;

(xx) any shared services agreements between or among the Borrower, any of its Restricted Subsidiaries and/or any Unrestricted Subsidiaries on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party, in each case, in the reasonable determination of a senior financial officer of the Borrower; and

(xxi) any agreement to do any of the foregoing.

10.07. Senior Secured Leverage Ratio. Without the written consent of the Required Revolving Lenders, permit the Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 4.50:1.00.

10.08. Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) The Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion;

(iii) any stock or assets acquired in connection with a reinvestment of the Net Sale Proceeds to acquire (x) all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Borrower and (y) other assets (that are not inventory or working capital unless the sold assets were inventory or working capital) that are used or useful in a Permitted Business, and any assets as described in preceding clauses (x) and (y) acquired in exchange for the assets being disposed of pursuant to the respective Asset Sale; and

(iv) any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value not to exceed the greater of (x) $500,000,000 or (y) 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

SECTION 11. Events of Default and Remedies. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01. Payments. (a) Default shall be made in the payment of any principal of any Loan or any Unpaid Drawing when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof by acceleration thereof or otherwise or (b) default shall be made in the payment of any interest on any Loan or any Unpaid Drawing or any Fees or any other amounts (other than an amount referred to in clause (a) above) owing hereunder or under any other Credit Documents, when and as the same shall become due and payable, and such default shall continue unremedied for a period of at least five (5) Business Days;

11.02. Representations, etc. Any representation or warranty made or deemed made in connection with any Credit Document (other than those specified in Section 11.07) or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any certificate of the Borrower furnished in connection with or pursuant to any Credit Document by any Credit Party, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished and, to the extent such false or misleading representation, warranty, statement or other information is capable of being cured (including by means of delivery of an amended, restated, amended and restated or otherwise modified certificate), such false or misleading representation, warranty, statement or other information shall remain uncured for a period of thirty (30) days after notice thereof from the Administrative Agent, Collateral Trustee or the Required Lenders to the Borrower;

11.03. Covenants. (a) Default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant or agreement contained in Sections 9.01(e)(i), 9.04 (with respect to the Borrower’s existence) or 9.09 or in the provisions of Section 10 (other than Section 10.06) or (b) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Credit Document (other than specified in Sections 11.01, 11.02, 11.07 and clause (a) above) and such default shall continue unremedied for a period of at least thirty (30) days after the date on which written notice thereof is given by the Administrative Agent, the Collateral Trustee or the Required Lenders to the Borrower; provided, that, an Event of Default under clause (a) of this Section 11.03 with respect to a failure to satisfy Section 10.07 shall not constitute an Event of Default for purposes of any Commitments or Loans under this Agreement other than the Revolving Loan Commitments (and Revolving Loans made thereunder) unless and until the Required Revolving Lenders have declared all outstanding obligations under such Revolving Loan Commitments to be immediately due and payable in accordance with this Section 11;

11.04. Default Under Other Agreements. The Borrower or any Restricted Subsidiary shall (a) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than Indebtedness hereunder) in excess of the Threshold Amount (any such Indebtedness, “Material Indebtedness”), when and as the same shall become due and payable (but after giving effect to any applicable cure or grace periods), or (b) any other event or condition occurs that results in any Material Indebtedness (other than Indebtedness hereunder) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any applicable cure or grace periods) the holder or holders of any Material Indebtedness (other than Indebtedness hereunder) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness hereunder) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (b) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) any Indebtedness that is required to be converted into Qualified Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion and the issuance of such Qualified Equity Interests is otherwise permitted under Section 10.03(b)(vii); provided, further, that clauses (a) and (b) shall not apply to any Non-Recourse Debt of the Borrower and the Restricted Subsidiaries (except to the extent that the Borrower or any of the Restricted Subsidiaries that are not parties to such Non-Recourse Debt is then directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Debt that is Indebtedness for borrowed money thereunder and such liability, individually or in the aggregate, exceeds the Threshold Amount;

11.05. Bankruptcy, etc. (a) A court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law that is for relief against the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries that is a

Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, and, in each of clauses (i), (ii) or (iii), the order or decree remains unstayed and in effect for at least 60 consecutive days; or (b) the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors;

11.06. ERISA.

(a) (i) One or more ERISA Events shall have occurred; or

(ii) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Restricted Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans; and

(b) such event or events would reasonably be expected to result individually or in the aggregate in the imposition of a lien or the granting of a security interest on the assets of the Borrower, any Restricted Subsidiary or any ERISA Affiliate and such lien or security interest, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect;

11.07. Security Documents. (a) Except as permitted by this Agreement or as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Credit Documents, any guarantee by a Subsidiary Guarantor (other than an Immaterial Subsidiary) under the Guarantee and Collateral Agreement shall be held by a final decision issued in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor (other than an Immaterial Subsidiary) shall deny or disaffirm in writing its or their obligations under its or their guarantee(s) under the Guarantee and Collateral Agreement or (b) material breach by the Borrower or any of its Restricted Subsidiaries of any material representation or warranty or covenant, condition or agreement in the Security Documents, the repudiation by the Borrower or any of its Restricted Subsidiaries of any of its material obligations under any of the Security Documents or the unenforceability of any of the Security Documents against the Borrower or any of its Restricted Subsidiaries for any reason with respect to any material portion of the Collateral;

11.08. Judgments. One or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (excluding therefrom any amount covered by insurance) shall be rendered against the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of at least 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary to enforce any such judgment; provided that this Section 11.08 shall not apply to any Non-Recourse Debt of the Borrower and the Restricted Subsidiaries (except to the extent that the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary that are not parties to such Non-Recourse Debt is then directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Debt that is Indebtedness for borrowed money thereunder and such liability, individually or in the aggregate, exceeds the Threshold Amount; or

11.09. Change of Control. A Change of Control shall occur;

then, and in every such event set forth in Sections 11.01 through and including 11.09 at such time, and at any time thereafter during the continuance of any such event, any or all of the following actions may be taken:

if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):

(i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Unused Commitment Fee shall forthwith become due and payable without any other notice of any kind;

(ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived (to the extent permitted by applicable law) by each Credit Party;

(iii) terminate any Letter of Credit which may be terminated in accordance with its terms;

(iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Trustee at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Trustee, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding;

(v) enforce, as Collateral Trustee, all of the Liens and security interests created pursuant to the Security Documents in accordance with the terms therein;

(vi) enforce the guarantees of the Subsidiary Guarantors under the Guarantee and Collateral Agreement in accordance with the terms therein; and

(vii) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

SECTION 12. The Administrative Agent.

12.01. Appointment. The Lenders hereby irrevocably designate and appoint Citibank, N.A. as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Citibank, N.A. in its capacity as Collateral Trustee pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental or related thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or Affiliates.

12.02. Nature of Duties.

(a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or any of their gross negligence, bad faith or willful misconduct (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature, the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arrangers are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby, it being understood and agreed that the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Arrangers shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship or other implied relationship in respect of any Lender or any other Person.

12.03. Lack of Reliance on the Administrative Agent. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Subsidiary Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Subsidiary Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default, and shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Subsidiary Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.04. Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order, electronic mail message, telephone message or other electronic medium signed, or other document or conversation sent or made by any Person that the Administrative Agent believed to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

12.06. Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, and without relieving the Borrower of its obligation to do so, the Lenders agree to reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) on the date such indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Commitments in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses or disbursements of whatsoever kind or nature which may at any time (including at any time following the payment of the Loans) be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in any way relating to or arising out of performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence, bad faith or willful misconduct or a material breach of the obligations of the Administrative Agent (or any of its directors, officers, employees, partners, agents and other representatives) under the Credit Documents, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision. The Agreements in this Section 12.06 shall survive the payment of the Loans and all other amounts payable hereunder.

12.07. The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders,” “Required Lenders,” “Required Revolving Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09. Resignation by the Administrative Agent.

(a) Subject to the appointment of a successor Administrative Agent pursuant to and in accordance with the time frames set forth in clauses (b), (c) and (d) below, (i) the Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving thirty (30) days’ prior written notice to the Lenders and the Borrower and (ii) if the Person serving as an Administrative Agent is a Defaulting Lender, the Borrower may at any time by giving thirty (30) days’ prior written notice to such Person and the Required Lenders remove such Person as Administrative Agent. Any resignation by Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder upon and after the effective date of such resignation and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.

Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of (i) resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank with a combined capital and surplus of at least $1,000,000,000 acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Specified Default then exists) and (ii) removal by the Borrower, the Borrower shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank with a combined capital and surplus of at least $1,000,000,000.

(c) In the case of resignation by the Administrative Agent, if a successor Administrative Agent shall not have been so appointed within such thirty (30) day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed (provided that the Borrower’s consent shall not be required if a Specified Default then exists)), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th day after the date such notice of resignation was given by the Administrative Agent or notice of removal was given by the Borrower, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation or removal of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10. Collateral Matters.

(a) Each Lender authorizes and directs the Collateral Trustee to enter into the Security Documents (including the First Lien Intercreditor Agreement and any other intercreditor agreement contemplated hereby) for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Trustee is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Trustee to release any Lien granted to or held by the Collateral Trustee upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent obligations not due and payable and Letters of Credit that are cash collateralized, back-stopped by a letter of credit or otherwise been agreed to remain outstanding by the applicable Issuing Lender, in each case on terms reasonably acceptable to the applicable Issuing Lender) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold, transferred or otherwise disposed of (to Persons other than the Borrower and one or more Subsidiary Guarantors) upon the sale, transfer or other disposition thereof in compliance with the relevant provisions of this Agreement, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.10), (iv) as otherwise may be expressly provided in the relevant Security Documents, (v) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement in accordance with the terms therein and (vi) in lieu of any release permitted pursuant to this Section 12.10(b), the Collateral Trustee may subordinate any such Liens on the Collateral to another Lien permitted under Section 10.01 and may subordinate any Lien on the Collateral that the Collateral Trustee determines in its commercially reasonable judgment was intended by operation of Law or otherwise to be subordinate to another Lien permitted under Section 10.01. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Trustee’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) Without limiting the generality of Section 12.01 above, the Collateral Trustee shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 11.05 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Collateral Trustee, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.05 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent or collateral trustee for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Collateral Trustee and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable requirements of law or otherwise and (vii) execute any amendment, consent or waiver under the Security Documents on behalf of the Secured Parties, to the extent consented to in accordance with Section 13.10 and the terms thereof; provided, however, that the Collateral Trustee hereby appoints, authorizes and directs each Lender, to the extent such Lender is not prohibited by doing so under any applicable law or regulation, to act as collateral sub-agent for the Collateral Trustee and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Permitted Investments held by such Secured Party and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Trustee, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(d) The Collateral Trustee shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Trustee herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Trustee in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Trustee may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Trustee’s own interest in the Collateral as one of the Lenders and that the Collateral Trustee shall have no duty or liability whatsoever to the Lenders, except for its gross negligence, bad faith, willful misconduct or material breach of the Credit Documents (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12. First Lien Intercreditor Agreement. The Administrative Agent and the Collateral Trustee are authorized to enter into the First Lien Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreement in connection with the incurrence by any Credit Party of any Indebtedness permitted hereunder and which is to be equally and ratably secured by the Collateral) or any other intercreditor agreement contemplated hereby in connection with any Indebtedness permitted hereunder and which is to be secured on a pari passu or junior priority basis by the Collateral, in each case in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted hereunder), and the parties hereto acknowledge that (x) in the case of pari passu Indebtedness, the First Lien Intercreditor Agreement and (y) in the case of any subordinated or junior lien Indebtedness, such other intercreditor agreement will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement or any other intercreditor agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and Collateral Trustee to enter into the First Lien Intercreditor Agreement or any other intercreditor agreement, as applicable (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness permitted hereunder and which is to be equally and ratably secured by the Collateral or any Indebtedness permitted hereunder and which is to be secured on a pari passu or junior priority basis by the Collateral, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted hereunder)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to any potential provider of Indebtedness as described above to extend credit to the Credit Parties and such providers of Indebtedness are intended third-party beneficiaries of such provisions and the provisions of the First Lien Intercreditor Agreement or other intercreditor agreement as contemplated above.

SECTION 13. Miscellaneous.

13.01. Payment of Expenses, etc.

(a) The Borrower hereby agrees: (i)(a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Trustee, the Arrangers, each Issuing Lender and the Swingline Lender for all reasonable and documented out-of-pocket costs and expenses incurred on, prior to, or after the Closing Date associated with the syndication of the Loans and Commitments incurred under this Agreement and the preparation, negotiation, execution and administration of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification with respect hereto and thereto (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including, but not limited to, due diligence expenses, syndication expenses, travel expenses but in the case of legal fees and expenses, limited to the actual reasonable and documented out-of-pocket fees, charges and disbursements of Cahill Gordon & Reindel LLP (and, if necessary, of one local counsel in any relevant jurisdiction) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Trustee, any Issuing Lender and each Swingline Lender and Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any insolvency, bankruptcy or other legal proceeding, which in the case of legal fees and expenses, shall be limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Trustee and the Lenders, collectively, and, if necessary, of one local counsel in any relevant jurisdiction and, in the event of any actual or potential conflict of interest, one additional counsel of each group of affected parties), in each case promptly following receipt by the Borrower of a written demand therefor; and (ii) to indemnify the Administrative Agent, the Collateral Trustee, each Issuing Lender and each Lender, the Arrangers and each of their respective directors, officers, employees, partners, agents and other representatives of each of the foregoing and their respective successors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements, joint or several (in the case of legal fees and expenses limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all Indemnified Persons taken as whole, and, in the event of an actual or perceived conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Trustee, the Arrangers, each Issuing Lender, an Arranger or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans or Letters of Credit hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) any of the foregoing relating to any Environmental Claim arising out of the operations of the Borrower or any of its Subsidiaries or any of their respective properties, including, in each case, without limitation, the reasonable fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding, and, if necessary, of one local counsel in any relevant jurisdiction and, in the event of any actual or potential conflict of interest, one additional counsel of each group of Indemnified Persons (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of (x) the gross negligence, bad faith or willful misconduct of the Indemnified Person to be indemnified (or any such Indemnified Person’s affiliates and controlling persons or any of its or their respective directors, officers, employees, partners, agents and other representatives) as determined by a court of competent jurisdiction in a final and non-appealable decision, (y) a material breach of the obligations of such Indemnified Person (or any such Indemnified Person’s affiliates and controlling persons or any of its or their respective directors, officers, employees, partners, agents and other representatives) under the Credit Documents as determined by a court of competent jurisdiction in a final and non-appealable decision and (z) any dispute solely among Indemnified Persons (other than claims against the Administrative Agent, the Collateral Trustee, any Issuing Lender, any Arranger or any of their respective Affiliates in its capacity or in fulfilling its role as Administrative Agent, Collateral Trustee, Issuing Lender, Arranger or any other similar role hereunder and under any of the other Credit Documents) and not arising out of any act or omission of the Borrower or any of its respective Subsidiaries. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Trustee, any Issuing Lender, any Arranger, any Lender or any of their Affiliates set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. This Section 13.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Trustee, an Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section 13.01, each Lender severally agrees to pay to the Administrative Agent, the Collateral Trustee, such Issuing Lender or the Swingline Lender, as the case may be, in proportion to such Lender’s respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or, the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Commitments in effect immediately prior to such date) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Trustee, an Issuing Lender or the Swingline Lender in their capacity as such.

(c) To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim (except as contemplated by the proviso to the second succeeding sentence) against any Indemnified Person or any party hereto, on any theory of liability, for special, indirect, consequential, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds of the foregoing. No Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Indemnified Person (or its officers, directors, employees or Affiliates). None of the Indemnified Persons or the Borrower or any of their respective Affiliates or the respective directors, officers, employees and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification and reimbursement obligations to the extent set forth herein in respect of damages incurred or paid by an Indemnified Person to a third party. The Borrower shall not be liable for any settlement of any legal proceeding effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent, or if there is a final judgment for the plaintiff against an Indemnified Person in any such legal proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above. The Borrower shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened legal proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such legal proceeding and (b) such settlement does not include any statement as to any admission.

13.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise and subject to the terms of the Guarantee and Collateral Agreement, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, but subject to the last sentence hereof, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary and trust purposes, employee benefits and petty cash) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any of its Restricted Subsidiaries against and on account of the Obligations then due and owing (whether at stated maturity, by acceleration or otherwise) and liabilities of the Credit Parties to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document in each case to the extent then due and owing; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender; provided that the failure to give such notice shall not affect the validity of such application.

13.03. Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including .pdf, telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: (i) if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; (ii) if to any Lender, at its address specified on Schedule 1.01(a); and (iii) if to the Administrative Agent, at the Notice Office or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when received if received during the recipient’s normal business hours.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (it being agreed that all such notices and other communications may be sent via email or by way of posting by the Borrower or by another Person on the Borrower’s behalf on a relevant website, if any, to which each Lender and the Administrative Agent have access). Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04. Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under the other Credit Documents without the prior written consent of the Lenders and; provided, further, that, although any Lender may grant participations to Loan Participants in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(c)) and the Loan Participant shall not constitute a “Lender” hereunder and; provided, further, that no Lender shall transfer or grant any participation under which the Loan Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the applicable Maturity Date) in which such Loan Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates, which shall not be considered to be a reduction in the rate of interest or fees) or reduce the principal amount thereof, or increase the amount of the Loan Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any Loan Participant if the Loan Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents or all or substantially all of the value of the guarantees provided by the Subsidiary Guarantors under the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such Loan Participant is participating. In the case of any such participation, the Loan Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Loan Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Loan Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) (i) Any Issuing Lender may assign to one or more commercial banks that issue letters of credit in the ordinary course of business, all or a portion of its rights and obligations under the unused portion of its Letter of Credit Commitment at any time with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) The Borrower (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within twenty (20) Business Days after delivery of notice of such assignment to an Authorized Officer of the Borrower); provided that no consent of the Borrower shall be required if a Specified Default has occurred and is continuing; and

(B) the Administrative Agent.

(ii) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent).

(c) (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more assignees constituting an Eligible Transferee (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.04(c), participations in Letters of Credit and in Swingline Loans at the time owing to it)) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten (10) Business Days of receipt of notice of such assignment by an Authorized Officer of the Borrower); provided that no consent of the Borrower shall be required for (i) with respect to an assignment related to Revolving Loan Commitments or Revolving Loans to a Revolving Lender or an Affiliate of a Revolving Lender engaged in making, purchasing, holding or otherwise investing in revolving loans in the ordinary course of its activities and which Affiliate is commonly used by the assigning Lender to fund revolver borrowings of large corporate borrowers, (ii) with respect to Incremental Term Loans, to a Lender, an Affiliate of a Lender or an Approved Fund or (iii) if a Specified Default has occurred and is continuing, any Assignee;

(B) the Administrative Agent;

(C) each Issuing Lender at the time of such assignment; and

(D) the Swingline Lender; provided that no consent of the Swingline Lender shall be required for any assignment not related to Revolving Loan Commitments or Revolving Loans or any assignment to a Revolving Lender or an Affiliate of a Revolving Lender.

Notwithstanding the foregoing or anything to the contrary set forth herein, no assignment of any Loans or Commitments may be made to the Borrower or any Subsidiary of the Borrower.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $5,000,000 and shall be in increments of an amount of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; and

(C) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.12.

This paragraph (c) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis among such Classes. To the extent of any assignment pursuant to this Section 13.04(c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(c) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate IRS Forms and documentation under FATCA described in Section 5.04(f). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(c) would, at the time of such assignment, result in increased costs under Section 2.10 or 3.06 from those being charged by the respective assigning Lender prior to such assignment, or additional sums pursuant to Section 5.04(a), then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment) or such additional sums.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or other central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such central bank, any Lender may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(c) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

(f) [Reserved].

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.10, 2.11 or 5.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(h) The Borrower agrees that each Loan Participant shall be entitled to the benefits of Sections 2.10, 3.06 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(f) (it being understood that the documentation required under Section 5.04(f) shall be delivered by the Loan Participant to its participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Loan Participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10, 3.06 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Loan Participant and the principal amounts (and stated interest) of each Loan Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Loan Participant or any information relating to a Loan Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06. Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Unused Commitment Fee or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding clauses (a) and (b) shall be subject to the express provisions of this Agreement which, among other things, require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF

AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.08. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of a counterpart via facsimile or other electronic transmission shall constitute delivery of an original counterpart. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.09. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.10. Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guarantee and Collateral Agreement and the other Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided that no such change, waiver, discharge or termination shall, without the consent of each directly and adversely affected Lender (but not the Required Lenders) (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the applicable Maturity Date of such Lender holding such Loan or Note or (ii) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof of such Lender holding such Loan or Note; provided, further, that no such change, waiver, discharge or termination shall, without the consent of each Lender (i) release all or substantially all of the Collateral under all the Security Documents or all or substantially all of the value of the guarantees provided by the Subsidiary Guarantors under the Security Documents (except as expressly provided in the Credit Documents), (ii) amend, modify or waive any provision of this Section 13.10(a) which would result in the reduction of the voting thresholds specified herein (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Revolving Loan Commitments on the Closing Date or as otherwise provided herein), or (iii) reduce the “majority” voting threshold specified in the definition of “Required Lenders” or “Required Revolving Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Initial Revolving Loan Commitments are included on the Closing Date) or change any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such change, waiver, discharge or termination shall (i) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment or commitment reduction of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (ii) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 (as applies to such Issuing Lender) or adversely alter its rights or obligations with respect to Letters of Credit issued by it under this Agreement, (iii) without the consent of the Swingline Lender, adversely alter the Swingline Lender’s rights or obligations with respect to Swingline Loans under this Agreement, (iv) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (v) without the consent of Collateral Trustee, amend, modify or waive any provision relating to the rights or obligations of the Collateral Trustee and (vi) without the consent of the Majority Lenders of the respective Class affected thereby, amend the definition of “Majority Lenders” to reduce the voting threshold (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date).

(b) Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Initial Revolving Loans and the accrued interest and fees in respect thereof and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(c) In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent, any Issuing Lender or Swingline Lender which will have credit exposure thereunder provided however, that the consent of each applicable Swingline Lender and each applicable Issuing Lender shall not be required to the extent of any corresponding reduction of Swingline Commitments or Letter of Credit Commitments in connection with such amendment and restatement, the Borrower and the Lenders providing the relevant Replacement Revolving Loan Commitments to permit the refinancing of all outstanding Revolving Loan Commitments (and related outstandings) of a given Class (the “Refinanced Revolving Loan Commitments”) with a replacement Revolving Loan Commitment tranche denominated in Dollars (the “Replacement Revolving Loan Commitments”), respectively, hereunder; provided that (i) the aggregate amount of Replacement

Revolving Loan Commitments shall not exceed the Revolving Loan Commitments being replaced, and (ii) the respective Replacement Revolving Loan Commitments shall otherwise meet the then applicable requirements contained in Section 2.16 as same would have applied if the respective Replacement Revolving Loan Commitments had instead been structured as an Extension (for this purpose assuming that the respective Lenders hereunder had agreed to the terms of the extension as opposed to a replacement pursuant to this clause (c)).

(d) Notwithstanding anything to the contrary contained in this Section 13.10, the Borrower, the Administrative Agent and each Lender agreeing to make Incremental Term Loans may, in accordance with the provisions of Section 2.15, enter into an Incremental Amendment without the consent of the Required Lenders; provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of Section 13.10(a).

(e) Notwithstanding anything to the contrary contained in this Section 13.10, Security Documents (including any Additional Security Documents), intercreditor agreements and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local Law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure ambiguities, inconsistency, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents.

(f) If following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an inconsistency, obvious error, or mistake or any error, mistake or omission of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents and, in cases not covered by preceding clause (e), if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(g) Notwithstanding anything to the contrary contained in this Section 13.10 or elsewhere in this Agreement, the Letter of Credit Commitment of any Issuing Lender may be increased or decreased solely with the written consent of such Issuing Lender and the Borrower and upon the provision of such written consent of such increase or decrease to the Administrative Agent.

Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to amend, waive or modify the terms and provisions of Section 10.07 and the proviso to Section 11.03 (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders.

13.11. Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.12. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.12, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of, or stated interest on, the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).

Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Register shall be available for inspection by the Borrower or any Lender (solely with regards to Commitments or Loans of such Lender) at any reasonable time and from time to time upon reasonable prior notice.

13.13. Confidentiality. Each Lender agrees that it will not disclose (without the prior written consent of the Borrower) (other than to its employees, agents, representatives, auditors, advisors or counsel, its Affiliates involved in the Transaction or the administration of the Credit Documents on a “need to know” basis or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information; provided such Persons shall be subject to the provisions of this Section 13.13 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.13, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors (provided that, except with respect to disclosures to supervisory or regulatory authorities having jurisdiction over such Lender, the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (iii) as may be required in respect to any summons or subpoena or in connection with any litigation (provided that the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender or as requested by a Governmental Authority (provided that, except with respect to disclosures to supervisory or regulatory authorities having jurisdiction over such Lender, the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (v) to the extent such information is received by the Administrative Agent or Lender from a third party that is not known by the Administrative Agent or such Lender to be subject to confidentiality arrangements to the Borrower or any of its Subsidiaries, (vi) to the Administrative Agent or the Collateral Trustee, (vii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement or to any such contractual counterparty’s professional advisor (other than a Disqualified Institution), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.13, (viii) to any prospective or actual Eligible Transferee in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender otherwise permitted by this Agreement; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.13 or provisions no less restrictive than those contained in this Section 13.13, (ix) for purposes of establishing a “due diligence” defense, (x) solely to the extent that such information is independently developed by the Administrative Agent or such Lender without any confidential information provided by (or on behalf of) any Credit Party or (xi) on a confidential basis, to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities hereunder.

13.14. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arms-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, (B) each of the Borrower and each other Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders are, and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or as expressly agreed in writing by the relevant parties the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and none of the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.

13.15. PATRIOT ACT. Each Lender subject to the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the PATRIOT Act.

13.16. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 13.16 attached hereto as promptly as practicable, and in any event within the time periods set forth in Schedule 13.16 as such time periods may be extended in the sole discretion of the Administrative Agent or the Collateral Trustee, as applicable. The provisions of Schedule 13.16 shall be deemed incorporated by reference in this Section 13.16 as fully as if set forth herein in its entirety.

All conditions precedent, representations and covenants contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.16 and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 13.16 have been taken. The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 13.16 will be, or have been, taken within the relevant time periods referred to in this Section 13.16 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 13.16.

13.17. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy pursuant to any of the Credit Documents against any Credit Party or any other obligor in each case, under any of the Credit Documents (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help (other than any such rights afforded by Section 13.02 hereof)), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party as a Lender in connection with any of the Credit Documents, unless expressly provided for herein (including, without limitation, pursuant to Section 13.02 hereof) or in any other Credit Document, without the prior written consent of the Administrative Agent.

13.19. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the

Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.20. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender (other than to a Disqualified Institution). Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.20 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11(a), 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay for or otherwise indemnify such Lender for such increased costs (although the Borrower shall be obligated to pay for and indemnify such Lender for any other increased costs of the type described above resulting from changes after the date of the respective transfer to the extent provided for in Sections 2.10, 2.11(a), 3.06 or 5.04).

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

PPL Energy Supply, LLC	PPL ENERGY SUPPLY, LLC,
835 W. Hamilton Ave.	as the Borrower
Allentown, PA 18101
Attention: General Counsel
Telephone No.: 610-774-4918	By:	/s/ Russell R. Clelland
Telecopier No.: 610-774-2755	Name:	Russell R. Clelland
	Title:	Vice President and Treasurer

with a copy to:
PPL Energy Supply, LLC
835 W. Hamilton Ave.
Allentown, PA 18101
Attention: Treasurer
Telephone No.: 610-774-4480
Telecopier No.: 610-774-4511

Signature Page to PPL Energy Supply, LLC Revolving Credit Agreement

(June 1, 2015)

CITIBANK, N.A.,
as Administrative Agent, as Collateral Trustee, as Issuing Lender and as a Lender

By:	/s/ Kirkwood Roland
Name:	Kirkwood Roland
Title:	Director and Vice President

Signature Page to PPL Energy Supply, LLC Revolving Credit Agreement

(June 1, 2015)

Bank of America, N.A.,
as a Lender

By:	/s/ William Merritt
Name:	William Merritt
Title:	Vice President

The Bank of Tokyo Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Chi-Cheng Chen
Name:	Chi-Cheng Chen
Title:	Director

Barclays Bank PLC, as a Lender

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

BNP Paribas, as a Lender

By:	/s/ Christopher Sked
Name:	Christopher Sked
Title:	Managing Director

By:	/s/ Nicole Rodriguez
Name:	Nicole Rodriguez
Title:	Vice President

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Darrell Stanley
Name:	Darrell Stanley
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

Signature Page to PPL Energy Supply, LLC Revolving Credit Agreement

(June 1, 2015)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Authorized Signatory

By:	/s/ Samuel Miller
Name:	Samuel Miller
Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Lisa Wong
Name:	Lisa Wong
Title:	Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Juan Javellana
Name:	Juan Javellana
Title:	Executive Director

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sukanya V. Raj
Name:	Sukanya V. Raj
Title:	Senior Vice President

Mizuho Bank, Ltd., as a Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

Signature Page to PPL Energy Supply, LLC Revolving Credit Agreement

(June 1, 2015)

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Rahul D. Shah
Name:	Rahul D. Shah
Title:	Authorized Signatory

The Royal Bank of Scotland plc, as a Lender

By:	/s/ Samira Siskind
Name:	Samira Siskind
Title:	Director

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

SunTrust Bank, as a Lender

By:	/s/ Andrew Johnson
Name:	Andrew Johnson
Title:	Director

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ David Urban
Name:	David Urban
Title:	Associate Director

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director

Signature Page to PPL Energy Supply, LLC Revolving Credit Agreement

(June 1, 2015)